As filed with the Securities and Exchange Commission on  May 18 , 2016

Registration No. 333- 210877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

New Canterbury Park Holding Corporation

(Exact name of registrant as specified in its charter)

Minnesota	711212	47-5349765
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1100 Canterbury Road

Shakopee, Minnesota 55379

(952) 496-6429
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randall D. Sampson
President and Chief Executive Officer
New Canterbury Park Holding Corporation

1100 Canterbury Road

Shakopee, Minnesota 55379

(952) 496-6429
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Richard A. Primuth Lindquist & Vennum LLP 4200 IDS Center, Suite 4200 Minneapolis, Minnesota 55402 (612) 371-3260

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

The proxy statement/prospectus that forms a part of this registration statement consists of (i) a proxy statement relating to an annual meeting of shareholders of Canterbury Park Holding Corporation, a Minnesota corporation (the “Company”), and (ii) a prospectus relating to the common stock of New Canterbury Park Holding Corporation, a Minnesota corporation (“NewHoldingCo”), that is currently a wholly-owned subsidiary of the Company.

Concurrently with filing this proxy statement/prospectus, the Company has filed as SEC correspondence a cover letter that is intended to assist the staff in its review. The letter discusses the Company’s reliance on a series of SEC no-action letters pursuant to which it has reached certain conclusions related to these filings, including the following:

•	The Reorganization (as defined herein) constitutes a “succession” for purposes of Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	Actions taken by NewHoldingCo assuming the Company’s obligation under Company stock-based benefit plans do not constitute actions that require disclosure of information under Item 10 of Schedule 14A of Regulation under the Exchange Act; and

•	NewHoldingCo may omit certain financial information from this proxy statement/prospectus otherwise required by Form S-4 to the extent this information may be omitted pursuant to Instruction 4 of Item 14 of Schedule 14A under the Exchange Act.

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The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18 , 2016

CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT/PROSPECTUS

A BUSINESS REORGANIZATION IS PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to the Annual Meeting of Shareholders (the “Annual Meeting”) of Canterbury Park Holding Corporation, a Minnesota corporation (“Company”). The Annual Meeting will be held on Tuesday , June 28 , 2016, at 10:00 a.m. local time at Canterbury Park, 1100 Canterbury Road in Shakopee, Minnesota.

Proposed Reorganization. At the Annual Meeting, in addition to electing six directors and the other agenda items discussed below, you will be asked to consider and vote on a reorganization of the Company’s business into a holding company structure pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Reorganization Agreement”). The Reorganization Agreement is between the Company, New Canterbury Park Holding Corporation, a recently formed, wholly-owned subsidiary of the Company (“NewHoldingCo”), and Canterbury Park Entertainment LLC (“EntertainmentCo”), a recently formed, wholly-owned subsidiary of NewHoldingCo. If approved by the shareholders, and when transactions contemplated by the Reorganization Agreement become effective, the Company’s business will be restructured (the “Reorganization”) as follows:

•	NewHoldingCo will replace the Company as the public company owned by the Company’s shareholders, and each current shareholder will have the same percentage ownership in NewHoldingCo (and, indirectly, in all property and other assets currently owned by the Company) immediately after the Reorganization as that shareholder had immediately before the Reorganization.

•	NewHoldingCo will be the holding company for and parent company of two subsidiaries, EntertainmentCo and Canterbury Development LLC (“DevelopmentCo”), another recently formed subsidiary of NewHoldingCo.

•	EntertainmentCo will be the surviving business entity in a merger with the Company and will become the direct owner of all land, facilities, and substantially all other assets related to the Company’s pari-mutuel wagering, card casino, concessions and other related businesses (“Racetrack Operations”); it will continue to conduct these businesses consistent with our current practices and will be subject to direct regulation by the Minnesota Racing Commission (“MRC”).

•	DevelopmentCo will continue the Company’s efforts to commercially develop approximately 146 acres of land currently owned or controlled by the Company that is not needed for our Racetrack Operations (the “Underutilized Land”). DevelopmentCo will not be subject to direct regulation by the MRC.

•	Your existing shares of Company common stock will be converted automatically into the same number of shares of NewHoldingCo common stock, and your rights as a shareholder under Minnesota law will not be materially affected by the Reorganization.

•	When the Reorganization is effective, NewHoldingCo’s name will be changed to Canterbury Park Holding Corporation, and your shares of NewHoldingCo common stock will trade on the NASDAQ Global Market (“NASDAQ”) under the ticker symbol “CPHC,” which is the NASDAQ ticker symbol currently used for trading the Company shares.

Our Board of Directors believes the Reorganization is advisable, fair to, and in the best interests of the Company and its shareholders and recommends that you vote “For” the Reorganization.

Other Matters To Be Considered at the Annual Meeting. In addition to the proposed Reorganization and election of six directors, you will be asked to approve three additional proposals.

•	First, you will be asked to approve the acquisition of shares of the Company’s common stock (“Company shares”) in 2015 by investment advisory firms affiliated with Mario J. Gabelli (the “Gabelli Group”) that increased the Gabelli Group’s total beneficial ownership in the Company from approximately 18% to approximately 24. 8 % of all outstanding Company shares (the “Control Share Acquisition”). This vote is required by the Minnesota Control Share Acquisition Act (“CSAA”). If this Control Share Acquisition is approved by shareholders, the Gabelli Group will have full voting rights with respect to the 214,383 Company shares acquired in 2015 that currently have limited voting rights, and will be able to acquire beneficial ownership of additional shares that will have full voting rights up to a maximum of 33⅓% of all outstanding Company shares.

•	Second, you will be asked to approve the appointment of Wipfli, LLP (“Wipfli”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016.

•	Third, you will be asked, on an advisory basis, to approve the Company’s executive compensation programs and practices.

For reasons discussed in the proxy statement/prospectus, the Board recommends you vote “For” each of these proposals.

Your vote on all matters to be considered at the Annual Meeting is important. The accompanying notice of meeting and this proxy statement/prospectus provide specific information about the Annual Meeting and explains the various proposals in detail. Please read these materials carefully.  In particular, please consider the risk factors discussed beginning on page  [15] before voting on the Reorganization Proposal.

As our 2015 annual report to shareholders we are also separately supplying, along with the notice of annual meeting and proxy statement/prospectus, our Annual Report on Form 10-K as filed with the Securities & Exchange Commission on March 30, 2016, portions of which are incorporated into our proxy statement/prospectus by reference.

Thank you for your continued support of and interest in our company.

/s/ Randall D. Sampson
Randall D. Sampson
Chief Executive Officer and President

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated May __ , 2016 and is being first sent to Company Shareholders on or about May__ , 2016.

canterbury park holding corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 28 , 2016

Notice is hereby given that the Annual Meeting of Shareholders of Canterbury Park Holding Corporation will be held in the Triple Crown Room at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, on Tuesday , June 28 , 2016, beginning at 10:00 a.m. local time, for the following purposes:

1.	To elect six directors to hold office until the 2017 Annual Meeting of Shareholders or until their successors are elected;

2.	To approve a reorganization of the Company’s business into a holding company structure pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Reorganization Agreement”) between the Company, New Canterbury Park Holding Corporation, a recently formed, wholly-owned subsidiary of the Company (“NewHoldingCo”), and Canterbury Park Entertainment LLC (“EntertainmentCo.”), a recently formed, wholly-owned subsidiary of NewHoldingCo;

3.	To conduct a vote, as required by the Minnesota Control Share Acquisition Act, on the acquisition of shares of the Company’s common stock (“Company shares”) in 2015 by investment advisory firms affiliated with Mario J. Gabelli (the “Gabelli Group”) that increased the Gabelli Group’s total beneficial ownership of Company shares from approximately 18% to approximately 24. 8%;

4.	To ratify the appointment of Wipfli, LLP (“Wipfli”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016; and,

5.	To conduct a non-binding advisory vote to approve the Company’s executive compensation programs and practices.

The Board of Directors has fixed the close of business on May 13, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the Annual Meeting of Shareholders in person. Whether or not you expect to attend, please vote as soon as possible. If your shares are registered in your name, information regarding how you can vote in person, over the Internet or by mail is provided in the materials sent to you and, if you have received a proxy card, it provides information on how to vote your shares. If you hold shares beneficially through a financial institution, please follow the voting instructions it provides. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors,

Randall D. Sampson
President and Chief Executive Officer

Shakopee, Minnesota

May ___, 2016

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Canterbury Park Holding Corporation, a Minnesota corporation, from its Annual Report on Form 10-K for the year ended December 31, 2015, and from other documents that are not included in or being delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find More Information.” This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at www.sec.gov or by requesting it in writing or by telephone from us at the following address or telephone number:

Canterbury Park Holding Corporation

1100 Canterbury Road

Shakopee, Minnesota 55379

(952) 445-7223

If you would like to request any documents, please do so by June 15 , 2016 in order to receive them before the Annual Meeting. See “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the Annual Meeting. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.

This proxy statement/prospectus is dated May ___, 2016. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders, nor the issuance of the common stock of NewHoldingCo pursuant to the Reorganization, implies that information is accurate as of any other date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement/prospectus and in documents incorporated by reference in this proxy statement/prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “may,” “will,” “should,” or the negative of these terms or other comparable terminology. These forward- looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this proxy statement/prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this proxy statement/prospectus under “Risk Factors” above, and those identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in the other documents incorporated by reference. In light of these risks and uncertainties, the forward-looking results discussed or incorporated by reference in this proxy statement/prospectus might not occur. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this proxy statement/prospectus or those that might reflect the occurrence of unanticipated events.

CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT

CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT FOR JUNE 28 , 2016 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is being provided on behalf of the Board of Directors of Canterbury Park Holding Corporation (the “Company,” “Canterbury,” “CPHC” or “we”) in connection with the Annual Meeting of Shareholders to be held at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, on Tuesday , June 28 , 2016, beginning at 10:00 a.m. , Central Daylight Time (the “Annual Meeting”). The Board of Directors is soliciting proxies to be voted at the Annual Meeting, and at any adjournment and reconvening of the meeting. We first made this Proxy Statement and the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015 available to our shareholders on or about May __, 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, shareholders will be asked to vote on five matters. These are:

•	The election of six directors.

•	Approving the Agreement and Plan of Merger attached as Exhibit A (the “Reorganization Agreement”) pursuant to which the Company’s business will be reorganized into a holding company structure (the “Reorganization”). If the Reorganization Agreement is approved, NewHoldingCo, will replace the Company as the corporation publicly owned by our shareholders and it will conduct its business operations through two subsidiaries: EntertainmentCo (regulated by the Minnesota Racing Commission), which will continue our pari-mutuel wagering, card casino, and other related businesses; and DevelopmentCo (not regulated by the MRC) which will pursue the commercial development of approximately 146 acres of Underutilized Land.

•	Approving the acquisition of Company shares in 2015 by investment advisory firms affiliated with Mario J. Gabelli (the “Gabelli Group”) that increased the Gabelli Group’s total beneficial ownership in the Company from approximately 18% to approximately 24.9% of all outstanding Company shares (the “Control Share Acquisition”). Pursuant to the Minnesota Control Share Acquisition Act (“CSAA”), unless shareholders approve this Control Share Acquisition, the Gabelli Group will have no meaningful voting rights with respect to approximately 213,372 of the 1,058,960 Company shares it currently holds.

•	Ratifying the appointment of Wipfli as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

•	Approving, on an advisory basis, the Company’s executive compensation programs and practices.

We will also consider any other business that may be properly presented at the meeting, and management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

Will any other business to conducted?

While we do not expect that other business will be conducted at the Annual Meeting, we will consider other business, if any, that is properly presented at the meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote “FOR” the election of each of the Company’s six nominees for director and “FOR” each of the other four proposals described in this Proxy Statement..

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on May 13, 2016, you are entitled to vote at the meeting. As of the record date, 4,275,939 shares of common stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the “shareholder of record” for those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are held by the financial institution or nominee in “street name.” If you are a “street name holder” you will receive a voting instruction card, which is very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Except for 214,383 Company shares beneficially owned by the Gabelli Group, which have limited voting rights (see “Proposal 3 – Proposal to Approve Gabelli Group’s Control Share Acquisition – Introduction”), holders of common stock are entitled to one vote per share. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can together vote at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or if the shareholder has properly submitted a proxy by mail, telephone or Internet. In addition, if a shareholder is not present in person and has not submitted a proxy, but the financial institution or other nominee has the limited power to vote the shares for the ratification of the independent registered public accounting firm, than those shares will be considered present for that agenda item and will count toward establishing a quorum.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either by:

•	Accessing the Internet website specified on your proxy card;

•	Calling the toll-free number specified on your proxy card; or

•	Signing and returning your proxy card in the postage-paid envelope provided.

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If you hold shares beneficially in street name, you may also vote your shares by accessing the Internet website specified on your proxy card, by telephone or by mail following the instructions provided to you by your broker, bank, trustee or nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described in “May I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one proxy card or voting instruction card?

It means you hold shares of the Company stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card or voting instruction card you receive.

May I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, however, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting.

If you hold your shares in street name, and then decide to attend the meeting, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote these shares at the meeting.

What vote is required to elect directors?

The six director nominees receiving the most votes for election to the Board will be elected as the Company’s directors.

How are votes recorded and counted?

Shareholders may either vote FOR or WITHHOLD authority to vote for each nominee for election to the Board of Directors. Shareholders may vote FOR, AGAINST, or ABSTAIN on the other four proposals.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

Brokers who hold shares in street name have discretionary authority to vote on certain “routine” items even if they have not received instructions from the persons entitled to vote such shares. However, brokers do not have authority to vote on “non-routine” items without such instructions. If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on proposals for which no instructions were given. Your broker or nominee has discretionary authority to vote your shares on the ratification of Wipfli as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Your broker or nominee does not have discretionary authority to vote your shares on the election of directors and Proposals 2, 3 and 5 without instructions from you.

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May I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	By sending a written notice of revocation to our Corporate Secretary;

•	By submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	By submitting another proxy by telephone or via the Internet at a later date; or,

•	By voting in person at the meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of preparing this proxy statement and this solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

How can a shareholder present a proposal at the 2017 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2017 Annual Meeting the written proposal must be received at our principal executive offices by the close of business on January 30, 2017. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Please review “Other Information – Shareholder Proposals for 2017 Meeting” at the end of this Proxy Statement.

If a shareholder wishes to present a proposal at the 2017 Annual Meeting that would not be included in our Proxy Statement for that meeting, please review “Other Information – Shareholder Proposals for 2017 Meeting” for more information regarding the steps to be taken to present such a proposal.

How can a shareholder get a copy of the Company’s 2015 Report on Form 10-K?

Our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 is being supplied as our Annual Report to Shareholders with this proxy statement/prospectus. It is also available electronically with this Proxy Statement at the link on the Notice of Annual Meeting above. Our Annual Report on Form 10-K is also available at our website, www.canterburypark.com, by following the “SEC Filings” link in the “Investor Relations” page. If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, 1100 Canterbury Road, Shakopee, MN 55379.

What if I do not specify a choice for any matter when returning my proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares “For” the election of each of the nominees to the Board of Directors presented in proposal 1 and “For” the proposals 2, 3, 4 and 5.

If any other matters come up for a vote at the meeting, the proxy holders will vote according to the recommendations of our Board of Directors or, if there is no recommendation, in their own discretion.

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CORPORATE GOVERNANCE AND BOARD MATTERS

General

Our Board of Directors is committed to sound and effective corporate governance practices. Our policies are in compliance with the rules of the Securities and Exchange Commission (“SEC”) and listing standards of the NASDAQ Stock Exchange (“NASDAQ”). We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies.

You can access the charters of our Audit Committee and our Compensation Committee, our Code of Conduct and our Corporate Governance Guidelines in the Investor Relations section of our website at www.canterburypark.com or by writing to the Investor Relations Department at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, or by emailing our Investor Relations Department at investorrelations@canterburypark.com.

Director Independence

The Board of Directors has adopted director independence guidelines that are consistent with the definitions of “independence” set forth in NASDAQ’s listing standards. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that, each of the following directors qualifies as “independent” under NASDAQ listing standards: Patrick R. Cruzen, Burton F. Dahlberg, Carin J. Offerman, and Dale H. Schenian. Our directors Curtis A. Sampson and Randall D. Sampson are not independent under NASDAQ listing standards. Randall D. Sampson does not qualify as independent because he is our President and Chief Executive Officer. Curtis A. Sampson does not qualify as independent under the NASDAQ listing standards because he is an immediate family member (father) of Randall D. Sampson.

Board Committees and Committee Independence

Board Committees. Our Board of Directors has established two committees; an Audit Committee and a Compensation Committee. The composition and function of each of these committees are set forth below.

Audit Committee. The Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between us and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by our independent registered public accounting firm, oversight of our accounting, financial reporting and internal controls, and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Wipfli, our independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee operates under a formal charter, which was most recently amended on June 5, 2008. The current members of the Audit Committee are Patrick R. Cruzen (Chair), Burton F. Dahlberg, and Carin J. Offerman, each of whom is independent under Rule 10A-3 of the Exchange Act and NASDAQ listing standards. Further, the Board of Directors determined that Mr. Cruzen meets the Securities and Exchange Commission definition of an “audit committee financial expert.” As required by its charter, all of the members of the Audit Committee meet the NASDAQ requirements regarding financial literacy and financial sophistication. The Audit Committee met four times during 2015.

Compensation Committee. The Compensation Committee provides oversight of our overall compensation strategy, reviews and recommends to the Board of Directors the compensation of our Chief Executive Officer and the other executive officers, administers our equity based compensation plans and

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oversees our 401(k) Plan and similar employee benefit plans. The Compensation Committee operates under a charter that was last amended in June 2008. The current members of the Compensation Committee are Carin J. Offerman (Chair), Patrick R. Cruzen, and Dale H. Schenian, each of whom is independent under NASDAQ listing standards and the independence requirements of the Securities and Exchange Commission. The Compensation Committee met two times in 2015.

Meeting Attendance

Our Board of Directors meets regularly during the year to review matters affecting CPHC and to act on matters requiring Board approval. The Board formally met seven times during 2015, in person or by telephone conference call. Frequently, in-person meetings included an executive session without the presence of non-independent directors and management.

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. Each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served during 2015. In addition, all of the directors attended CPHC’s 2015 Annual Meeting of Shareholders.

Selecting Nominees for Election to the Board

The independent members of our Board of Directors are responsible for recommending who will be presented as the Board’s nominees for election at our annual shareholder meetings. In selecting the nominees, the independent directors review the composition of the full Board to determine the qualifications and areas of expertise needed for effective governance. The Board does not have a formal policy with regard to diversity. Nevertheless in proposing nominees, in addition to minimum requirements of integrity, ability to make independent analytical inquiries, ownership of or commitment to purchase our common stock, and a willingness to devote adequate time and effort to Board responsibilities, the Board seeks to have a board that reflects diversity in relevant business experience, education, skills, business relationships and associations, and personal background, as well as other factors that will contribute to Board oversight of management of the Company.

Nominations by Shareholders

The Board of Directors will consider qualified individuals proposed by shareholders along with other potential candidates when determining what individuals it will recommend for election at our annual shareholders meeting. Shareholders can submit proposed candidates, together with appropriate biographical information, to the Board of Directors at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention: Chief Executive Officer. Submissions will be forwarded to the independent directors for review and consideration. Any shareholder desiring to submit a director candidate for consideration at our 2017 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than January 30, 2017 in order to provide adequate time for the independent directors to properly consider the candidate.

Our By-laws provide that shareholders may directly nominate an individual for election to the Board at our shareholders meeting if certain procedures are followed. A shareholder wishing to formally nominate an individual to election to the Board at a future shareholder meeting should follow the procedure set forth below under the caption “Other Information – Shareholder Proposals for 2017 Annual Meeting -- Shareholder Nominations” at the end of this Proxy Statement.

Code of Conduct

We have adopted a Code of Conduct (the “Code”) applicable to all of our officers, directors, employees and consultants that specifies guidelines for professional and ethical conduct in the workplace. The Code also incorporates a special set of guidelines applicable to our senior financial officers, including

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the chief executive officer, chief financial officer and others involved in preparation of our financial reports. These guidelines are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by us and compliance with laws, rules and regulations concerning this periodic reporting.

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Board Leadership

The Board does not have a formal policy regarding separating the roles of Chief Executive Officer and Chair of the Board, although currently the two positions are separated. Both the Chair and Vice Chair, who together are the beneficial owners of approximately 32.2% of the Company’s stock, are actively engaged in providing leadership at the Board level in matters considered by the Board and in regard to establishing Board priorities.

Board’s Role in Managing Risk

In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through the Audit Committee, has responsibility for oversight of risk management. Senior management attends the regular meetings of the Board and is available to address questions and concerns raised by the Board related to risk management, and our Board regularly discusses with management identified major risk exposures, their potential financial impact on the Company and steps that can be taken to manage these risks.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial statements and meets with the Company’s independent registered public accounting firm at regularly scheduled meetings to receive reports on the firm’s review of the Company’s financial statements.

Director Compensation

Compensation information paid to non-employee directors of the Company is set forth below under the caption “Director Compensation.”

PROPOSAL 1.

ELECTION OF DIRECTORS

The independent members of the Board of Directors have nominated and recommend for election as our directors the six persons named below, each of whom is a current director of CPHC. The Board of Directors believes that each nominee named below will be able to serve, but if a nominee is unable to serve as a director, the persons named in the proxies have advised us that they would vote for the election of such substitute nominee as the independent members of the Board of Directors may propose.

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Information regarding the experience, qualifications and other attributes that qualify each of the nominees to serve on the Company’s Board is set forth below. In addition, information as to their respective ownership of Company common stock is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

PATRICK R. CRUZEN, age 69, has been a director since 2002.  Since 1996, he has been a consultant for and provided executive recruiting services to the gaming, gaming supply and lottery industries.  From 1994 to 1996, he was President and Chief Operating Officer of Grand Casinos, Inc., then a Minnesota public company engaged in owning and managing casinos, and from 1990 to 1994 he was Senior Vice President of Finance and Administration of MGM Grand, Las Vegas, Nevada.  During the preceding 18 years, Mr. Cruzen was President or served as senior financial or administrative officer for several casinos operating in Las Vegas.  Mr. Cruzen previously served on the board of several public companies in gaming and gaming-related industries, including Cash Systems Inc. from 2004 to 2008 and Majestic Star Casino, LLC from 2005 to 2011.  Mr. Cruzen gained his CPA certification in 1972 and is the designated financial expert of the Company’s Audit Committee. Mr. Cruzen provides a vital perspective to the Board in discharging its governance responsibilities due to his background as a seasoned manager of casino operations, as a consultant to the gaming industry, and as an executive with a deep understanding of accounting and finance matters.

BURTON F. DAHLBERG, age 83, has been a director of the Company since 2004.  Since 2003 he has been an independent commercial real estate consultant.  From 1987 to 2002, Mr. Dahlberg was President and Chief Operating Officer of Kraus-Anderson Inc., a national firm engaged in commercial real estate development, construction, building management, finance and insurance brokerage services.  From 1968 to 1987, Mr. Dahlberg held other, successively more responsible executive positions with Kraus-Anderson Inc. or one of its subsidiaries.  In addition, from 1985 to 2005, Mr. Dahlberg was an owner and breeder of thoroughbred race horses and was licensed to race thoroughbreds in Minnesota, Alabama, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, and Texas.  Mr. Dahlberg also served on the board of the Minnesota Thoroughbred Association from 1988 to 1993, was its Vice President in 1989, and its President during 1990 and 1991.  Mr. Dahlberg’s knowledge and experience gained from a 35-year career in commercial real estate construction, management and finance is extremely valuable to the Board’s understanding and oversight of the Company’s maintenance and improvement of its facilities, as well as the Company’s assessment and pursuit of opportunities for developing its unused and underutilized land.

CARIN J. OFFERMAN, age 67, has been a director of the Company since 1994.  Ms. Offerman is currently engaged in private investment activities and is a principal in Puppy Good Start which provides dog training services.  From 1997 to 2000, Ms. Offerman was the President of Offerman & Company, a regional investment banking and retail broker-dealer firm, and from 1990 to 1997 was its Executive Vice President.  Prior to 1990, Ms. Offerman served in various capacities with Offerman & Company for the preceding six years, including as registered representative and sales retail manager.  Ms. Offerman was a member of the board of the Minnesota Thoroughbred Association from 1993 to 1996 and served as its President in 1993 and 1994.  Ms. Offerman has been an owner and breeder of both show horses and thoroughbreds, and she has been or is currently licensed as a horse owner in Minnesota, Iowa and Nebraska.  Since 1991 she has been a member of the Minnesota Racing Commission’s Breeders Fund Advisory Board and its Chair since 2003.  As a member of the Company’s Board of Directors, Ms. Offerman brings a unique blend of entrepreneurial experience, knowledge and experience in investment banking and finance, and a deep understanding of the horse industry.

CURTIS A. SAMPSON, age 82, co-founded the Company in 1994 and has been a director and Chair of its Board since the Company was incorporated.  Mr. Sampson founded and has been the Chairman of the Board of Communications Systems, Inc. (“CSI”), a public company principally engaged in manufacturing and selling products for the telecommunications and data communications industries since 1969. Mr. Sampson served as the CEO of CSI from 1969 to 2007, and as interim CEO from September 2013 to June 2014. Mr. Sampson is a Regent of Augsburg College in Minneapolis, Minnesota and a member of the Emeritus Board of Advisors of the University of Minnesota’s Carlson School of Business. Over the

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course of his career, Mr. Sampson has served on non-profit boards, telephone industry association boards, private company boards and the following public company boards:  Nature Vision, Inc. (2001 to 2009) and Hector Communications Corporation (1990 to 2006).  Mr. Sampson is the owner of Sampson Farms (crop farming and a breeder of thoroughbred horses) based in Hector, Minnesota and he is currently, or has been in the past, licensed as a horse owner in Arkansas, Florida, Illinois, Iowa, Kentucky, Minnesota, Nebraska and Oklahoma.  The distinctive perspective Mr. C.A. Sampson brings to the Board is his extensive and wide ranging knowledge and experience in business, management and corporate finance gained over more than 40 years leading sizable enterprises, his knowledge of the thoroughbred horse racing industry and, as one of the Company’s largest shareholders, one that has a substantial stake in the Board’s efforts to build shareholder value.

RANDALL D. SAMPSON, age 58, co-founded the Company with his father and director Dale Schenian in 1994 and has served as its President and Chief Executive Officer and on the Company’s Board of Directors since inception.  After graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of Deloitte & Touche where he earned his CPA certification.  He subsequently gained experience as a controller of a private company and, thereafter, served as a Chief Financial Officer of a public company before becoming one of the three co-founders of Canterbury Park Holding Corporation in 1994.  From 1987 to 1994, R.D. Sampson also managed Sampson Farms, a breeder of thoroughbred horses located in Hector, Minnesota that is owned by his father, C.A. Sampson, the Company’s Board Chair. Since 1999 Mr. Sampson has been a director of Communications Systems Inc. Mr. Sampson is also a vice president and director of the Thoroughbred Racing Association of North America. Prior to becoming Chief Executive Officer, Mr. Sampson was a horse owner and active in horse industry associations and advisory boards.  As the Company’s Chief Executive Officer, Mr. Sampson brings to the Board deep experience in the horse industry, financial expertise and an in-depth understanding of the Company’s personnel, operations, financial results performance, financial position, challenges and opportunities.

DALE H. SCHENIAN, age 74, co-founded the Company and has been a director since its incorporation in 1994.  From 1990 to 2004, Mr. Schenian was President and Chief Executive Officer of City Auto Glass Companies, a company he founded in 1990, and continued to serve as its Chairman of the Board until December 2015. Under his leadership, City Auto Glass grew from a start-up to an enterprise with facilities in more than 20 locations in Minnesota, western Wisconsin and northern Iowa. For approximately 30 years preceding launching City Auto Glass, Mr. Schenian either owned or worked for other companies in the highly competitive auto glass industry.  In addition to other leadership roles in other business and community organizations, Mr. Schenian served on the board of Bremer Bank from 1984 to 2009.  Mr. Schenian, from 1985 to present, has also been an owner and breeder of thoroughbred race horses licensed in Minnesota, Illinois, Texas, Kansas, Oklahoma, Kentucky, Iowa and Nebraska.  Mr. Schenian’s perspective is that of one whose career has been dedicated to building businesses in a highly competitive service industry, who has a high degree of knowledge about the horse racing industry and, as one of the Company’s largest shareholders, who has a significant stake in the Board’s efforts to build shareholder value.

Board Voting Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based upon information available as of May 13 , 2016, the beneficial ownership of shares of our common stock (i) by each person known by us to own of record or beneficially five percent or more of our common stock, (ii) by the Named Executive Officers listed in the Summary Compensation Table below, (iii) by each of our directors and director nominees; and (iv) by all of our current executive officers and directors as a group. Unless otherwise indicated, the persons listed below may be contacted by mail at 1100 Canterbury Road, Shakopee, Minnesota 55379.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(1)(2)

Gabelli Asset Management, Inc.
One Corporate Center	1,058,960	(3)	24. 8%
Rye, New York 10580-1435
Curtis A. Sampson	870,930	(4)	20.3%
Randall D. Sampson †	618,092	(5)	14.4%
Dale H. Schenian	508,148	(6)	11. 8%
Carin J. Offerman	97,350		*
David C. Hansen †	31,330		*
Burton F. Dahlberg	29,571		*
Patrick R. Cruzen	26,100		*
Eric A. Halstrom †	4,361		*
All current directors and executive officers as a group (10 persons)	1,843,882		41.7%

*	Indicates ownership of less than one percent.

†	Named Executive Officer.

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of May 13 , 2016 are treated as outstanding only when determining the amount and percent owned by that person or group.

(2)	Includes the following number of shares that could be purchased upon exercise of stock options exercisable within sixty days of May 13 , 2016: Mr. C. Sampson, 18,000 shares; Mr. R. Sampson, 30,000 shares; Mr. Schenian, 18,000 shares; Ms. Offerman, 18,000 shares; Mr. Hansen, 17,500 shares; Mr. Dahlberg, 12,000 shares; Mr. Cruzen, 12,000 shares; and all director and officers as a group, 142,750 shares.

(3)	Based upon Amendment 18 to Schedule 13D filed by GAMCO Investors, Inc. on September 30, 2015, which includes shares beneficially owned by Gabelli Funds, GAMCO Asset Management, Teton Advisors, Inc., Gabelli Securities, Inc. and MJG Associates, Inc.

(4)	Includes 11,300 shares held by Mr. C. Sampson’s spouse as to which beneficial ownership is disclaimed. Also includes 342,200 shares owned by the Marian Arlis Sampson 2012 Family Irrevocable Trust. Marian Arlis Sampson is Mr. C. Sampson’s spouse.

(5)	Includes 342,200 shares owned by the Marian Arlis Sampson 2012 Family Irrevocable Trust. Mr. R. Sampson is trustee of this trust, but disclaims beneficial ownership of any shares held by the trust.

(6)	Includes 33,000 shares held by Mr. Schenian’s spouse as to which beneficial ownership is disclaimed.

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PROPOSAL 2.

PROPOSAL TO RESTRUCTURE THE COMPANY’S BUSINESS

OVERVIEW

The Board of Directors has approved and recommends that our shareholders approve a reorganization of the Company’s business into a holding company structure (the “Reorganization”) pursuant to the Agreement and Plan of Merger attached as Exhibit A (the “Reorganization Agreement”). The other parties to the Reorganization are New Canterbury Park Holding Corporation (“NewHoldingCo”), a recently formed, wholly-owned subsidiary of the Company, and Canterbury Park Entertainment LLC (“EntertainmentCo”), a recently formed, wholly-owned subsidiary of NewHoldingCo.

If the shareholders approve the Reorganization Agreement and it becomes effective (the Effective Time”), the business of the Company will be restructured as follows:

•	NewHoldingCo will replace the Company as the public company now owned by the Company’s shareholders. All Company shares currently outstanding will be automatically converted into shares of NewHoldingCo on a one-for-one basis.

•	After the Effective Time each shareholder will have the same percentage ownership in NewHoldingCo (and indirectly in all businesses, property and other assets currently owned directly or indirectly by the Company) immediately after the Reorganization as that shareholder had in the Company immediately before the Reorganization.

•	NewHoldingCo will become the holding company for and parent company of two subsidiaries, EntertainmentCo and Canterbury Development LLC (“DevelopmentCo”), another recently formed limited liability company subsidiary directly owned by NewHoldingCo.

•	EntertainmentCo, as the surviving business entity in a merger with the Company, will become the direct owner of all land, facilities, and substantially all other assets related to the Company’s Racetrack Operations. At the Effective Time, EntertainmentCo will also own approximately 146 acres of land that are not needed to conduct the Company’s Racetrack Operations (the “Underutilized Land”). After the Effective Time, EntertainmentCo will conduct the Company’s Racetrack Operations subject to direct regulation by the MRC.

•	After the Effective Time, EntertainmentCo will take action to transfer up to approximately 146 acres of Underutilized Land and other related assets to Canterbury Development LLC (“DevelopmentCo”), another recently formed subsidiary of NewHoldingCo. DevelopmentCo will not be subject to direct regulation by the MRC and will pursue development opportunities for the Company’s Underutilized Land. Up to approximately 82 acres of Underutilized Land that are not now under MRC jurisdiction will be transferred promptly after the Effective Time. Approximately 64 acres of Underutilized Land now under MRC jurisdiction will be transferred upon receiving MRC approval.

•	Pursuant to the Reorganization Agreement, NewHoldingCo will be renamed “Canterbury Park Holding Corporation.”

•	The shares of NewHoldingCo Common Stock are expected to trade under the ticker symbol “CPHC” on the NASDAQ Global Market (“NASDAQ”), the same ticker symbol currently used for trading in the Company shares on NASDAQ.

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The following depicts the current business structure of the Company:

The following depicts the business structure that will be in place when the Reorganization is complete:

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More detailed information regarding the proposed Reorganization is provided under “Proposed Reorganization of the Company” below.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED REORGANIZATION

1.	Why is the Reorganization being proposed?

The Board is proposing the Reorganization for two reasons related to its goal to develop the Company’s Underutilized Land.

First, it is highly problematic for the Company to pursue development of its Underutilized Land while it is held by a business entity regulated by the MRC. The MRC is required by law to extensively regulate the Company. This includes the obligation to approve all contracts that the Company enters into with other parties. This extensive level of regulation discourages participation by and collaboration with developers, lenders, and potential tenants that are needed to successfully develop the Underutilized Land. The Board believes it cannot effectively develop the Underutilized Land, and may be materially adversely affected in its development efforts unless the land is held by an entity that is not subject to MRC regulation.

Second, real estate development is risky. While the Company’s investigation to date suggests development of the Underutilized Land is feasible and has the potential to build shareholder value, the Board believes it is prudent to conduct real estate development in a separate legal entity and, to the maximum extent possible, minimize the risk to Racetrack Operations.

After considering various alternatives, the Company determined the Reorganization was the most tax-efficient way to achieve these objectives.

2.	How will the Reorganization be accomplished?

The Reorganization will be effected by the Reorganization Agreement. The Reorganization Agreement is attached to this Proxy Statement as Exhibit A.

3.	When the Reorganization becomes effective, what will be the name of the entire business?

Pursuant to the Reorganization Agreement, the name of the new parent corporation will be Canterbury Park Holding Corporation.

4.	What will be the effect of the Reorganization on my common stock?

You will not experience any change in your ownership of Company shares. Upon effectiveness of the Reorganization, each outstanding Company Share will automatically convert into one share of common stock of NewHoldingCo, which, when the Reorganization becomes effective, will be renamed Canterbury Park Holding Corporation.

The number of Company shares you own at the Effective Time and your proportional percentage ownership of the Company will remain unchanged and will not be affected in any way by the Reorganization. In addition, upon effectiveness of the Reorganization, all outstanding options to purchase Company shares and other equity awards relating to our common stock will, without further action, become options or other equity awards, as applicable, of NewHoldingCo, with no change in the exercise price or other terms or provisions of the options or equity awards.

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5.	Will the Reorganization have any practical effect on the Company’s Racetrack Operations?

No. Our business, directors, officers, employees, assets and liabilities will remain unchanged by the Reorganization. Our name will continue to be “Canterbury Park Holding Corporation,” our headquarters will continue to be located at the Racetrack in Shakopee, Minnesota, and our shares of common stock will continue to be listed and traded on the NASDAQ Global Market under the symbol “CPHC.”

6.	What approval is necessary to proceed with the Reorganization?

The affirmative vote on Proposal 2 of the holders of a majority of our outstanding shares entitled to vote is required to approve the Reorganization.

7.	How will the Reorganization affect my rights as a shareholder?

Your rights as a shareholder currently are governed by Minnesota law and the Company’s Restated Articles of Incorporation and Bylaws. Because NewHoldingCo is a Minnesota corporation and because the Articles of Incorporation and Bylaws of NewHoldingCo are virtually identical to the Company’s Articles and Bylaws, your rights will not change. NewHoldingCo’s Articles of Incorporation are attached to this Proxy Statement as Exhibit B.

8.            Is shareholder approval all that is needed to fully implement the proposed Reorganization?

No. The Reorganization we are proposing will establish the holding company structure we need in order to pursue development of our Underutilized Land, but it will not automatically cause a transfer of the Underutilized Land from EntertainmentCo to DevelopmentCo. We currently own approximately 170 acres that we consider to be Underutilized Land, including approximately 24 acres that we expect to sell prior to the 2016 Annual Meeting. If shareholders approve the Reorganization, we will promptly transfer approximately 82 acres of Underutilized Land that are not considered to be covered by our Class A License to DevelopmentCo. The remaining 64 acres of Underutilized Land are specifically designated as being part of our Class A license granted by the MRC, and this land can only be transferred to DevelopmentCo if the transfer is approved by the MRC. If shareholders approve the Reorganization, we will apply to the MRC for an amendment of our Class A license authorizing us to transfer the remaining 64 acres of Underutilized Land to DevelopmentCo.

9.            On what basis will the MRC approve transferring Underutilized Land from EntertainmentCo to DevelopmentCo?

The MRC wants to ensure that any transfer of assets from EntertainmentCo to an entity over which it does not have jurisdiction will not undermine the financial stability of the Racetrack Operations that are conducted by EntertainmentCo and that are regulated by the MRC. We believe the MRC will approve the transfer of the Underutilized Land if it is satisfied that the assets remaining with EntertainmentCo, after the transfer of Underutilized Land and other assets to DevelopmentCo, will enable EntertainmentCo to remain a sustainable business.

10.	Will NewHoldingCo have any new “anti-takeover” protection?

No, but it will continue to be subject to the Minnesota Control Share Acquisition Act and Business Combination Act that both regulate takeovers. See “Business Combination Act” and “Control Share Acquisition Act” below. In addition to these anti-takeover provisions under Minnesota law, as an entity subject to regulation by the MRC, the Company’s Articles contain provisions that enable it to re-purchase shares from a holder of 5% or more of Company shares if continued ownership by that 5% or more shareholder would result in the MRC suspending or revoking the Company’s Class A or Class B license or

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putting material limitations on the Company’s ability to conduct its Racetrack Operations. The Articles of Incorporation of NewHoldingCo contain substantially similar provisions and have only been changed to accommodate NewHoldingCo’s indirect ownership of the Racetrack Operations, as distinguished from the Company’s direct ownership, as well as other changes to clarify the procedures that a person or group owning 5% or more of the Company’s stock, or increasing its ownership of the NewHoldingCo stock to 5% or more, must follow so that the Company can ensure it is able to comply with MRC requirements. See “Provisions Affecting Holders of Five Percent or More of NewHoldingCo’s Stock.”

11.	Who will manage NewHoldingCo?

The Company’s current directors and the Company’s Chief Executive Officer and Chief Financial Officer will become the directors and executive officers, respectively, of NewHoldingCo. They will also continue to serve as the directors and principal executive officers of EntertainmentCo, the entity that will control our Racetrack Operations.

12.	Should I send in my stock certificates?

No. Please do not send us your stock certificates. Following the Reorganization, existing stock certificates representing previously issued shares of common stock will remain valid and may be delivered in effecting sales (through a broker or otherwise) of shares of NewHoldingCo common stock. It will not be necessary for you to exchange your existing stock certificates for stock certificates of NewHoldingCo, and if you do so, it will be at your own cost.

13.	What are the tax consequences of the Reorganization to me?

The Reorganization has been structured to qualify as a tax-free reorganization under the U.S. Internal Revenue Code. Holders of our capital stock will not recognize any gain or loss as a result of the Reorganization, and the Company will not recognize a gain or loss. Generally, you will have the same basis in and holding period with respect to the NewHoldingCo common stock received by you pursuant to the Reorganization as you had in the shares of our common stock held by you as of immediately prior to Reorganization. See also “Material U.S. Federal Income Tax Consequences,” below.

RISK FACTORS

In considering whether to vote in favor of the Reorganization Proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its Exhibits, and all of the information included in the documents we have incorporated by reference, including our Annual Report on Form 10-K for the year ended December 31, 2015, which presents various risk factors affecting our business. In addition, you should pay particular attention to the risks described below.

Our Board of Directors may choose to defer or abandon the Reorganization.

Completion of the Reorganization may be deferred or abandoned, at any time, by action of our Board of Directors, whether before or after the Annual Meeting. We currently expect the Reorganization to occur on or about June 30 , 2016, if shareholders approve and adopt the Reorganization Agreement at the Annual Meeting. However, our Board of Directors may defer completion or may abandon the Reorganization if the Board of Directors determines that the Reorganization would not be in the best interests of the Company or its shareholders or that the Reorganization would have material adverse consequences to the Company or its shareholders.

We may not obtain the benefits we expect from the Reorganization.

We believe our reorganization into a holding company will substantially simplify and facilitate our ability to develop our Underutilized Land. Real estate development is, however, risky, and we may not

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obtain the expected benefits if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility available in the new structure. As a result, we may incur the costs of creating the holding company without realizing the possible benefits, and we may incur losses in the course of our efforts to develop the Underutilized Land.

As a holding company, NewHoldingCo will depend in large part on dividends from its operating subsidiaries to satisfy its obligations.

After the completion of the Reorganization, NewHoldingCo will be a holding company with no business operations of its own. Its only significant assets will be its ownership interests in two limited liability subsidiaries, EntertainmentCo and DevelopmentCo. As a result, it will rely on funds from these subsidiaries and any subsidiaries that it may form or acquire in the future to meet its obligations and pay dividends to shareholders.

The market for NewHoldingCo shares may differ from the market for the Company shares.

Although the NewHoldingCo common stock will be listed on the NASDAQ Global Market, the market prices, trading volume and volatility of the NewHoldingCo common stock could be different from those of the Company common stock.

The proposed Reorganization may result in substantial direct and indirect costs whether or not completed.

The Reorganization will result in substantial direct costs. These costs and expenses will include attorneys’ fees, accountants’ fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The Reorganization may also result in additional indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses. These administrative costs and expenses will include keeping separate records and, in some cases, making separate regulatory filings for each of NewHoldingCo and its subsidiaries.

PROPOSED RESTRUCTURING OF THE COMPANY’S BUSINESS

Business Overview

The Company’s primary businesses are hosting pari-mutuel wagering and “unbanked” card games at its Canterbury Park Racetrack and Card Casino facility in Shakopee, Minnesota (the “Racetrack”). The Company also derives revenues from concessions, catering, special events and other services and activities, such as parking, advertising signage, publication sales, and from other entertainment events and activities held at the Racetrack. Collectively, these businesses constitute the Company’s “Racetrack Operations.”

The Company’s operations are extensively regulated by the MRC pursuant to authority granted in Minnesota Statutes, Charter 240 and pursuant to regulations issued thereunder. In particular, the Company conducts pari-mutuel wagering and hosts card games pursuant to Class A and Class B licenses granted by the MRC. The Company’s Class A License enables it to own and operate a racetrack with horse racing on which pari-mutuel betting is conducted and includes a specific designation of the land covered by the license. The Company’s Class B License enables it to sponsor and manage horse racing on which pari-mutuel betting is conducted. Substantially all other aspects of the Company’s operations and property are also significantly regulated by the MRC pursuant to Minnesota law and rules adopted by the MRC.

The Company owns or controls approximately 400 acres of land in Shakopee, Minnesota where the Racetrack is located. The Racetrack facility, including public areas, areas for boarding horses, parking areas, and other amenities, currently occupies approximately 230 acres of land. In addition, prior to the Annual Meeting we expect to have completed the sale of approximately 24 acres. As a result, approximately 146

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acres are available for real estate development compatible with the Racetrack’s operations (the “Underutilized Land”). While the MRC’s focus is on regulating our Racetrack Operations, as noted above, all other aspects of the Company’s operations and property are significantly regulated by the MRC pursuant to Minnesota law and rules adopted by the MRC. In particular, the MRC is obligated by law to approve all contracts entered into by the Company because it is a Class A or Class B licensee. Therefore, under the Company’s current business structure any future development of the Underutilized Land would be under constant supervision by the MRC and all contracts related to developing the Underutilized Land would require MRC approval.

For further information regarding the Company’s business, its properties and regulation of the Company’s Racetrack Operations by the MRC, see Item 1 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which in being supplied as our Annual Report to Shareholders for our Annual Meeting, which can be found at www.canterburypark.com.

Background Regarding the Proposed Reorganization

Over the last several years, the Company’s Board and management, in collaboration with real estate development professionals, have actively explored the possible commercial development of the Underutilized Land in a manner that is compatible and synergistic with the Company’s Racetrack Operations. Although the Company has already taken steps to develop the Underutilized Land, the Board has determined that it is in the best interest of the Company and its shareholders to implement the Reorganization for two reasons:

•	First, because regulation of the Company by the MRC, including the requirement to obtain MRC approval for all contracts, adds delay and uncertainty, conducting real estate development inside the same business entity that owns and operates government-regulated business activities will likely discourage the involvement of developers, financial partners, and major potential tenants, and substantially slow the pace of the development process.

•	Second, there are risks inherent in any real estate development and, in our current structure, if real estate development were simply conducted as a separate line of business by the Company, it could present material financial risk for our Racetrack Operations.

To eliminate these concerns, the Company’s Board has approved and is seeking shareholder approval for the Reorganization.

While the Reorganization that shareholders are being asked to approve is a necessary step to continuing the Company’s real estate development efforts, the complete implementation of the Reorganization will require further action by the MRC. We currently own approximately 170 acres of Underutilized Land, including approximately 24 acres that we expect to sell prior to the 2016 Annual Meeting. If shareholders approve the Reorganization, we will promptly transfer approximately 82 acres of Underutilized Land that are not considered to be covered by our Class A License to DevelopmentCo. The remaining 64 acres of Underutilized Land are specifically designated as being part of our Class A license granted by the MRC, and this land can only be transferred to DevelopmentCo if the transfer is approved by the MRC. If shareholders approve the Reorganization, we will apply to the MRC for an amendment of our Class A license authorizing us to transfer the remaining 64 acres of Underutilized Land to DevelopmentCo. We believe the MRC will grant this approval if we can demonstrate to the MRC that our Racetrack Operations will remain a sustainable business after the Underutilized Land and other assets are transferred to DevelopmentCo.

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Companies Participating in the Reorganization

Canterbury Park Holding Corporation (the “Company”)

The Company is a Minnesota corporation that directly owns all land and substantially all other assets used in conducting Racetrack Operations, and substantially all of the Underutilized Land. The Company is a public company with approximately 2,000 beneficial owners of its common stock and its shares trade on the Nasdaq Global Market system under the symbol “CPHC.” Substantially all of the Company’s land, including its Underutilized Land, and all of its Racetrack Operations are currently subject to the jurisdiction of and extensively regulated by MRC.

New Canterbury Park Holding Corporation (“NewHoldingCo”)

New Canterbury Park Holding Corporation is a Minnesota corporation and a wholly-owned subsidiary of the Company. It was incorporated on October 1, 2015. Other than its ownership and direct control of Canterbury Park Entertainment, LLC and Canterbury Development , LLC, it currently has limited assets and has not engaged in any business activities.

Canterbury Park Entertainment LLC (“EntertainmentCo”)

EntertainmentCo is a Minnesota limited liability company and a wholly-owned subsidiary of the NewHoldingCo. It was organized on October 1, 2015. EntertainmentCo currently holds no assets and has not engaged in any business activity. It will not engage in any business activities prior to the Reorganization. If shareholders approve the Reorganization, EntertainmentCo will own all assets, subject to all liabilities, of the Company and directly conduct all Racetrack Operations subject to MRC regulation.

Canterbury Development LLC (“DevelopmentCo ”)

DevelopmentCo is a Minnesota limited liability company and a wholly-owned subsidiary of NewHoldingCo. It was organized on October 1, 2015. Assuming shareholder approval of the Reorganization is obtained, approximately 82 acres of Underutilized Land that are not covered by the Company’s Class A License will be promptly transferred to DevelopmentCo following shareholder approval. The remaining 64 acres of Underutilized Land are part of the Company’s Class A license, and MRC approval will be required to transfer this land to DevelopmentCo.

The Reorganization Agreement

The Reorganization will be effected pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Reorganization Agreement”) between the Company, NewHoldingCo, and EntertainmentCo that is attached as Exhibit A. The Reorganization Agreement provides that the Company will merge into EntertainmentCo. Under the Reorganization, all of the rights, privileges and powers of the Company, all property owned by the Company, all debts due to the Company and all causes of action belonging to the Company immediately prior to the Reorganization will be vested in EntertainmentCo following the Reorganization. In addition, all debts, liabilities and duties of the Company to others immediately prior to the Reorganization will be vested in EntertainmentCo following the Reorganization. Each director and the Company’s Chief Executive Officer and Chief Financial Officer will continue to hold his or her respective office with NewHoldingCo.

If approved by our shareholders, the Reorganization will become effective upon filing Articles of Merger with respect to the Reorganization with the Minnesota Secretary of State. If this proposal is approved, we anticipate that the Board of Directors will cause the Reorganization to become effective on or before June 30, 2016 (the “Effective Time”). The Reorganization may be delayed by the Board of Directors or the Reorganization Agreement may be terminated and abandoned by the Board of Directors at any time prior to the Effective Time, including after approval of this proposal, if the Board of Directors determines for any reason that doing so will be in the best interests of the Company and its shareholders. However, the Company knows of no reason at this time that would cause the Board of Directors to take such action.

At the Effective Time, each outstanding share of common stock of the Company will automatically convert into one share of common stock of NewHoldingCo and each outstanding option or other right to

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purchase shares of the Company common stock will constitute an option or other right to purchase an equal number of shares of NewHoldingCo common stock. Certificates representing Company shares before the Effective Time will, pursuant to the Reorganization Agreement, represent shares of NewHoldingCo common stock after the Effective Time. Company shareholders and holders of Company stock options will not be required to exchange their stock certificates or stock options, respectively, and should not destroy any stock certificate or stock option or submit any stock certificate or stock option to the Company unless they are requested to do so. Any stock certificates representing Company shares submitted for transfer after the Effective Time, whether pursuant to a sale or otherwise, will be exchanged automatically for NewHoldingCo stock certificates.

Dissenters’ or Appraisal Rights

The shareholders of the Company are not entitled to dissenters’ rights or appraisal rights as a result of the Reorganization.

Regulatory Approvals

The Company is not required to obtain any regulatory approvals in advance of the Reorganization and the Reorganization will not have any material accounting, financial or tax effects on the Company.

Effect of Voting “For” the Proposed Reorganization

A vote in favor of Proposal 2 is a vote in favor of the Reorganization and the Reorganization Agreement and will authorize the Company to file Articles of Merger with respect to the Reorganization with the Minnesota Secretary of State, at which time the Reorganization will be effective .

Effect of Not Obtaining the Required Vote for Approval of the Proposal

If we fail to obtain the requisite vote of shareholders to approve this proposal, the Reorganization will not occur and the Company will continue to be incorporated in Minnesota and governed by Minnesota law and the Company’s Restated Articles of Incorporation and Bylaws will remain as they are today.

Effects of Reorganization on Shareholders’ Rights

The number of shares of common stock you own, and your proportional percentage ownership of the Company will remain unchanged and will not be affected by the Reorganization. You do not need to exchange your stock certificates for new stock certificates.

The Reorganization will not affect the governance rights of shareholders. The Articles of Incorporation and Bylaws of NewHoldingCo are identical to the Restated Articles of Incorporation and Bylaws of the Company except as described below under “Provisions Affecting Holders of Five Percent or More of NewHoldingCo’s Stock.” All rights of shareholders relating to governance will be unchanged, including the following:

Annual Election of All Directors	All directors are elected on an annual basis; there is no classified board.
Shareholder Ability to Amend Articles of Incorporation	Shareholders holding 3% or more of the Company’s stock can propose amendments to the Company’s Articles of Incorporation without obtaining Board approval.
Shareholder Ability to Propose Binding Bylaw Amendments	Shareholders holding 3% of the Company’s outstanding stock may propose Bylaw amendments.
Shareholder Ability to Call	Shareholders holding 10% of the Company’s outstanding stock

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Special Meeting	may call a special meeting unless the purpose of the special meeting is the election of directors or to cause a change in control of the Company, in which case shareholders must hold 25% of the Company’s outstanding stock to call a special meeting.
Supermajority Voting Requirements	None.
Poison Pill	None.
Indemnification of Officers and Directors	Indemnification of officers and directors is mandatory under Minnesota law.

Material U.S. Federal Income Tax Consequences of the Reorganization

The following discussion, subject to the limitations and qualifications described herein, constitutes the opinion of Lindquist & Vennum LLP as to the material United States federal income tax consequences of the Reorganization applicable to U.S. holders (as defined below) of our common stock who receive NewHoldingCo common stock in the Reorganization, to the extent such discussion sets forth statements of United States federal income tax law or legal conclusions with respect thereto.

This discussion addresses only those shareholders who hold their common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions, insurance companies, regulated investment companies or real estate investment trusts; pass-through entities or investors in these entities; tax-exempt organizations; dealers in securities or currencies, or traders in securities that elect to use a mark-to-market method of accounting; persons that hold common stock as part of a straddle or as part of a hedging, integrated, constructive sale or conversion transaction; persons who are not U.S. holders; persons that have a functional currency other than the U.S. dollar; persons who acquired their shares of common stock through the exercise of an employee stock option or otherwise as compensation; persons whose common stock is “qualified small business stock” for purposes of Section 1202 of the Code; and persons who are subject to the alternative minimum tax.

In addition, this summary does not address alternative minimum taxes, state, local or non-U.S. taxes or any Medicare tax on income. This discussion does not address any U.S. federal taxes other than income taxes (such as gift and estate taxes).

EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISORS TO DETERMINE PARTICULAR FEDERAL TAX CONSEQUENCES TO SUCH SHAREHOLDERS OF THE REORGANIZATION, AS WELL AS THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER LAWS.

This subsection describes the U.S. federal income tax consequences to a “U.S. holder.” For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is:

•	A citizen or resident of the United States;

•	A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•	A trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	An estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the U.S. federal income tax consequences to each partner generally will depend on the status of the partner and the activities of the partnership and the partner. Partners holding common stock and partners in these partnerships should consult their own tax advisors with respect to the U.S. federal income tax consequences of the Reorganization.

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The following discussion does not address the tax consequences of transactions effected prior to or after the Reorganization (whether or not these transactions are in connection with the Reorganization).

The following discussion is based on interpretations of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Reorganization to one or more of the Company, NewHoldingCo, or our shareholders. We are not requesting a ruling from the Internal Revenue Service (“IRS”) in connection with the Reorganization and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. These opinions of counsel represent the best legal judgment of Lindquist & Vennum LLP. These opinions and the discussion set forth herein are not binding on the IRS or any court. The IRS is not precluded from adopting a contrary position.

The tax opinion of Lindquist & Vennum LLP is based, in part, on representations made by the Company, NewHoldingCo and EntertainmentCo with respect to factual matters related to the requirements of the tax law relevant to rendering the opinion, and on customary factual assumptions set forth in its opinion attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part, all of which must be consistent with the state of facts existing as of the Effective Time. If the representations or assumptions upon which the opinion of counsel is based are inaccurate, the opinion of counsel and the U.S. federal income tax consequences of the Reorganization could differ materially from those described below.

Subject to the limitations, qualifications and exceptions described herein, the Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code.

Further, subject to the limitations, qualifications and exceptions described herein, the U.S. federal income tax consequences of the Reorganization will be as follows:

•	No gain or loss will be recognized by holders of the Company’s common stock upon receipt of NewHoldingCo common stock pursuant to the Reorganization;

•	The aggregate tax basis of the NewHoldingCo common stock received by each shareholder of the Company pursuant to the Reorganization will be equal to the shareholder’s aggregate tax basis in the common stock of the Company immediately prior to the Reorganization;

•	The holding period of the NewHoldingCo common stock received by each shareholder of the Company pursuant to the Reorganization will include the period for which the shareholder held the Company common stock immediately prior to the Reorganization, provided that the Company common stock was held by such shareholder as a capital asset at the time of the Reorganization; and

•	No gain or loss will be recognized by the Company or NewHoldingCo as a result of the Reorganization.

In addition, certain U.S. holders of Company common stock, which we refer to as significant holders, will have tax reporting obligations in connection with the Reorganization. For these purposes, a significant holder is a person that, immediately before the Reorganization, owns at least 5%, by vote or value, of the Company’s total outstanding common stock, or holds securities of the Company with a tax basis of $1 million or more.

Each significant holder will be required to file certain statements with the holder’s United States federal income tax return as set forth in Treasury Regulations Section 1.368-3(b), including statements describing the basis and fair market value of the shares of Company common stock immediately prior to the Reorganization. Each holder, whether or not a significant holder, will be required to retain permanent records necessary to determine gain or loss from a subsequent disposition of shares of NewHoldingCo common stock in accordance with the requirements of Treasury Regulations Section 1.368-3(d).

Effects of the Reorganization under Federal Securities Law and Stock Regulatory Agencies

The Reorganization will not affect the respective positions of the Company or its shareholders under the federal securities laws or stock exchange listing rules. The Reorganization will not affect the trading of the Company’s common stock, which will continue to trade on the NASDAQ Global Market under the

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symbol “CPHC.” The Company will continue to file periodic reports and other documents required by the rules and regulations of the SEC and stock exchange listing rules. Shareholders who own shares of the Company’s common stock that are freely tradable prior to the Reorganization will continue to hold freely tradable shares in NewHoldingCo after the Reorganization, and shareholders holding restricted shares of the Company’s common stock prior to the Reorganization will continue to hold shares of NewHoldingCo common stock that are subject to the same restrictions after the Reorganization. Existing shareholders will not be required to exchange existing stock certificates for new stock certificates.

No Changes to Employee Benefit Plans

Upon effectiveness of the Reorganization, all of the Company’s employee benefit plans (including stock option and other equity-based plans) will be continued by NewHoldingCo, and each stock option and other equity-based award issued and outstanding pursuant to these plans will automatically convert into a stock option or other equity-based award with respect to the same number of shares of NewHoldingCo, upon the same terms and subject to the same conditions as set forth in the applicable plan under which the award was granted and in the agreement reflecting the award. Approval of the Reorganization will constitute approval of the assumption of these plans by NewHoldingCo. Assuming the Reorganization is approved, NewHoldingCo will continue the Company’s other employee benefit arrangements upon the terms and subject to the conditions currently in effect.

Effects of Reorganization on the Company’s Operations

The Reorganization will not result in any change in the business, physical location, management, assets, liabilities or net worth of the Company, nor will it result in any change in location of our headquarters or current employees, including management. The Reorganization will not affect our daily business operations, or our consolidated financial condition and results of operations. In addition, the Reorganization will not cause or result in any change in the composition of our Board of Directors, and the Company’s Chief Executive Officer and Chief Financial Officer will continue in these respective roles at NewHoldingCo following the Reorganization. After the Reorganization, the Company’s principal executive offices will remain located at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379.

Disclosure and Repurchase Provisions Applicable to Holders of Five Percent or More of Company Common Stock

The MRC is charged with responsibility to ensure that pari-mutuel horse racing is conducted “in the public interest” and to ensure the “integrity” of racing in Minnesota. Under Minnesota law, the MRC has broad powers to require disclosure whether any natural person or business entity associated with a Class A or Class B licensee, including officers, directors or holders of a material amount of the licensee’s stock or other forms of ownership (“Control Persons”), has engaged in certain conduct or committed certain acts that reflect adversely on their character as it would pertain to affiliation with a Class A or Class B licensee (herein called “Character Information”). Character Information includes having been convicted of a felony, being the subject of a pending criminal prosecution, having engaged in any illegal business or having been found guilty of fraud or misrepresentation in connection with horse racing or breeding. If adverse Character Information about a Control Person becomes known to the MRC or if Character Information required by Minnesota law about a Control Person cannot be verified, the MRC has the power to revoke or suspend the licensee’s Class A or Class B license. A Class A or Class B licensee is required to provide Character Information about Control Persons when applying for its license and when its license is renewed. In addition, if a change occurs in the officers, directors or persons with a direct or indirect financial interest in the Class A or Class B license or if a 5% or more change in a licensee’s ownership occurs after the license is issued, the licensee must report to the MRC the identity of and Character Information about such Control Person within five days after such change

To enable it to fulfill its responsibilities under Minnesota law that are intended to protect the integrity of racing, as well as to protect the Company’s interests as a Class A and Class B license holder, the Company’s Restated Articles of Incorporation contain certain provisions that have been in effect since

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August 1994 that are applicable to beneficial owners of 5% or more of the Company shares (the “Company Disclosure and Repurchase Provisions”). The Company Disclosure and Repurchase Provisions provide that if any person or group of persons acquires a five percent or greater beneficial interest in the Company’s equity securities, the shareholder must provide the Company with the information that the Company is required to provide to the MRC under Minnesota law. The Company’s Articles further provide that if any five percent or more beneficial holder of the equity securities of the Company, or any other beneficial holder of the Company’s securities, is determined by the MRC to be detrimental to the integrity of horse racing in Minnesota, or in the reasonable judgment of the Company such a conclusion is likely, or if the person refuses to provide the information required to make a determination under Minnesota law, the Company has the right to repurchase all shares acquired by such person or persons at the lowest of (i) the price at which shares were acquired, (ii) the book value per share of the Company as of its most recent audited balance sheet prior to the purchase, or (iii) the fair market value of the Company’s common stock on the date the Company learned of the purchase.

Because the provisions in Minnesota law regarding disclosure about Control Persons and related Character Information apply to those with an indirect as well as direct ownership of a Class A or Class B licensee, and because NewHoldingCo, as the parent of Canterbury Park Entertainment, will be the “indirect” holder of Class A and Class B licenses, NewHoldingCo’s Articles of Incorporation contain substantially the same provisions that are currently in the Company’s Restated Articles of Incorporation (the “NewHoldingCo Disclosure and Repurchase Provisions”). As compared to the provisions currently in effect, the text of the NewHoldingCo Disclosure and Repurchase Provisions reflects that NewHoldingCo will be the indirect owner of the Racetrack Operations, including the Class A and Class B licenses. They also provide greater clarity regarding procedures applicable to holders of 5% or more of NewHoldingCo’s stock and better conformity to Minnesota laws that are applicable to Class A and Class B licensees. The exact text of the NewHoldingCo Disclosure and Repurchase Provisions can be found in Article IX of NewHoldingCo’s Articles of Incorporation, which is Exhibit B to this Proxy Statement.

Description of NewHoldingCo Capital Stock at the Effective Time

If this proposal is approved by our shareholders and the Reorganization becomes effective, at the Effective Time, the outstanding shares of the Company’s common stock will convert automatically into shares of NewHoldingCo stock and the rights of shareholders of NewHoldingCo will continue to be governed by Minnesota law, the NewHoldingCo’s Articles of Incorporation and the NewHoldingCo’s Bylaws. The following is a description of NewHoldingCo’s capital stock at the Effective Time. This description is not intended to be complete and is qualified in its entirety by reference to the full text of NewHoldingCo’s Articles of Incorporation, which is attached as Exhibit B to this proxy statement.

General

At the Effective Time, the authorized capital of NewHoldingCo will be 10,000,000 shares of common stock, par value $0.01 per share, which is the same number of shares authorized under the Company’s Articles of Incorporation.

Description of NewHoldingCo Common Stock

At the Effective Time, NewHoldingCo will be authorized to issue up to 10,000,000 shares of common stock. All of the Company’s issued and outstanding shares of common stock at that time, as converted into shares of NewHoldingCo common stock, will remain issued and outstanding.

At the Effective Time, the holders of shares of NewHoldingCo common stock will continue to be entitled to one vote per share on all matters to be voted on by shareholders subject, however, to limitations on voting under the Business Combination Act and Control Share Acquisition Act described below. Except with respect to the election of directors (who are elected by a plurality of votes cast), all questions submitted to a vote of NewHoldingCo shareholders will be decided by the affirmative vote of the holders of a majority

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of the voting power of the shares present and entitled to vote on that item of business. NewHoldingCo shareholders will not be entitled to cumulate their votes for the election of directors.

NewHoldingCo common stock will not be redeemable, except as described above under “Disclosure and Repurchase Provisions Applicable to 5% + Shareholders.” In addition, NewHoldingCo common stock will not have subscription or conversion rights and will not entitle common stock holders to any preemptive rights to subscribe for any shares of any class or series of NewHoldingCo capital stock, or for any obligations convertible into shares of any class or series of NewHoldingCo capital stock, whether now or hereafter authorized.

At the Effective Time, the holders of NewHoldingCo common stock will continue to be entitled to receive such dividends, if any, as may be declared by the Board in its discretion out of legally available funds. Subject to the rights of any preferred stock outstanding, upon liquidation or dissolution of NewHoldingCo, the holders of common stock will be entitled to receive on a pro rata basis all assets remaining for distribution to shareholders.

NewHoldingCo’s Articles of Incorporation and Bylaws contain the same provisions that are in the Company’s Restated Articles of Incorporation that, together with provisions in the Minnesota Business Corporation Act, could have the effect of delaying or deferring a change in control of our Company, including provisions that:

•	Grant our Board broad discretion to create and issue preferred stock from time to time without shareholder approval;

•	Provide that any vacancy on our Board may be filled by the affirmative vote of a majority of the remaining directors then in office, and not by the shareholders; and

•	Establish advance notice requirements for shareholders to nominate candidates for election as directors at any meeting of shareholders or to present any other business for consideration at any meeting of shareholders.

Business Combination Act

At the Effective Time, Section 302A.673 of the Minnesota Business Corporation Act will apply to NewHoldingCo and its shareholders. This provision provides that a corporation such as the Company that is listed on a national securities exchange or that has more than 100 shareholders is not permitted to engage in a business combination with any interested shareholder, generally a person who owns 10% or more of the outstanding shares of a corporation’s voting stock, for four years after the person became an interested shareholder, unless

(a)           Before the person became an interested shareholder, the Board of Directors of the corporation approved either the transaction resulting in a person becoming an interested shareholder or the business combination,

(b)           Upon consummating the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or

(c)            On or after the date the person becomes an interested shareholder, the business combination is approved by the Board of Directors and at an annual or special meeting of shareholders by the affirmative vote of at least 66 ⅔% of the corporation’s outstanding voting stock which is not owned by the interested shareholder.

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Control Share Acquisition Act

At the Effective Time, ownership of our Company shares will be subject to Section 302A.671 of Minnesota’s Business Corporation Act, which is known as the Control Share Acquisition Act (“CSAA”). Under the CSAA, the purchase of Company common stock by a natural person, entity, or a group consisting of natural persons and entities (an “Acquiring Person”) that causes the Acquiring Person’s ownership to increase the Acquiring Person’s range of voting power

(i)	From less than 20% to 20% or more,

(ii)	From less than 33⅓% to 33⅓% or more, or

(iii)	From less than a majority to a majority of the corporation’s outstanding shares represents a “Control Share Acquisition” that triggers the application of the CSAA and, in general, limits the number of shares that may be voted by the Acquiring Person in excess of the relevant threshold unless the Company’s shareholders approve the Control Share Acquisition pursuant to special voting procedures specified in the CSAA. See “Summary of The Minnesota Control Share Acquisition Act” below.

Transfer Agent

Wells Fargo Shareowner Services is the Company’s transfer agent and registrar and will continue to be the transfer agent and registrar for NewHoldingCo common stock.

Vote Required

The affirmative vote by holders of a majority of all outstanding Company shares is required to approve the Reorganization Agreement attached as Exhibit A and the proposed Reorganization contemplated thereby. As discussed under “Proposal 3 – Proposal to Approve the Gabelli Group’s Control Share Acquisition – Introduction,” the Gabelli Group may not vote 214,383 of the 1,058,960 Company shares which it beneficially owns on Proposal 2 because these shares represent a Control Share Acquisition that has not received shareholder approval under the CSAA.

Legal Matters

Lindquist & Vennum LLP, Minneapolis, Minnesota will pass on the validity of the NewHoldingCo common stock offered by this proxy statement/prospectus.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE REORGANIZATION.

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PROPOSAL 3.

PROPOSAL TO APPROVE THE GABELLI GROUP’S CONTROL SHARE ACQUISITION

OVERVIEW

The Company is a Minnesota corporation and ownership of its shares of common stock is subject to Section 302A.671 of Minnesota’s Business Corporation Act, which is known as the Control Share Acquisition Act (“CSAA”). Under the CSAA, the purchase of Company shares by a natural person, entity, or a group consisting of natural persons and entities (an “Acquiring Person”) that causes the Acquiring Person’s ownership to equal or exceed 20% of all outstanding Shares (a “Control Share Acquisition”) triggers the application of the CSAA and, in general, limits the number of Shares that may be voted by the Acquiring Person to 19.99 % of all outstanding Shares unless the Company’s shareholders approve the Control Share Acquisition pursuant to special voting procedures specified in the CSAA.

Beginning in April 2015 and continuing through September 2015, investment advisory firms affiliated with Mario J. Gabelli (the “Gabelli Group”) purchased a total of 290,432 Company shares on behalf of their respective customers. As a result of these purchases, the Gabelli Group’s beneficial ownership of the Company’s shares increased from 768,528 shares to 1,058,960 shares. This represented an increase from approximately 18% to approximately 24. 8 % of all Company shares then outstanding. Pursuant to the CSAA, the acquisition of the 213,372 Company shares which exceeded 19.99% of the Company’s outstanding shares at September 30, 2015 constituted a “Control Share Acquisition.” Unless the Company’s shareholders approve this Control Share Acquisition pursuant to the voting procedures specified in the CSAA, the 213,372 shares do not have voting rights, except as described below in procedures used to conduct the shareholder vote on approving the Gabelli Group’s Control Share Acquisition.

After carefully considering a number of factors, the Board of Directors is recommending that the Company’s shareholders approve the Gabelli Group’s Control Share Acquisition pursuant to voting procedures specified in the CSAA. If shareholders approve the Gabelli Group’s Control Share Acquisition, the Gabelli Group will be able to exercise full voting rights with respect to the 213,372 shares as well as its other 845,588 shares, and could acquire beneficial ownership of up to approximately 350,355 additional Company shares with full voting rights so long as its total beneficial ownership is less than 33.33% of all outstanding shares.

More detailed information regarding the proposed approval of the Gabelli Group’s Control Share Acquisition is supplied below under “Information Regarding Proposed Approval of Gabelli Group’s Control Share Acquisition.”

QUESTIONS AND ANSWERS ABOUT PROPOSAL TO APPROVE THE
GABELLI GROUP’S CONTROL SHARE ACQUISITION

1.             Why are the Company’s shareholders being asked to approve the Gabelli Group’s acquisition of Company shares?

As a Minnesota corporation with shares trading on the Nasdaq Global Market, the Company is subject to the CSAA. Under the CSAA, the purchase of Company shares by an Acquiring Person that causes the Acquiring Person’s percentage ownership to increase from less than 20% to 20% or more represents a Control Share Acquisition that triggers the application of the CSAA and, in general, limits to 19.99% the number of Shares that may be voted by the Acquiring Person unless the Company’s shareholders approve the Control Share Acquisition pursuant to special voting procedures specified in the CSAA.

From April through September 2015 the Gabelli Group increased its beneficial ownership of the Company’s common stock from approximately 18% to approximately 24. 8 % of all Company shares then outstanding. These share acquisitions were reported to the Company by the Gabelli Group on an Information Statement in May 2015 and an Amendment 1 to Information Statement on September 30, 2015 both of which complied with the requirements of the CSAA. Because these Gabelli Group purchases triggered the application of the CSAA and because the Gabelli Group delivered to the Company an Information Statement and an Amendment 1 to Information Statement that complied with the CSAA that

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reported on these purchases, the Company must conduct a shareholder vote at its 2016 Annual Meeting on whether to approve the Gabelli Group’s Control Share Acquisition.

2.             How does the Board recommend that shareholders vote on the proposed Control Share Acquisition?

After careful consideration of a number of factors, the Board has determined to recommend that shareholders APPROVE the Gabelli Group’s Control Share Acquisition. The factors considered by the Board in reaching this determination are described below under the section titled “Factors Considered by the Board in Recommending Shareholders Approve the Gabelli Group Control Share Acquisition.”

3.             What procedures will be followed in conducting the shareholder vote on approving the Control Share Acquisition?

Under Minnesota law, authorization for the Control Share Acquisition requires:

•	The affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including, for purposes of this vote, all Company shares beneficially owned by the Gabelli Group (the “First Majority Approval”); and

•	The affirmative vote of the holders of a majority of the voting power entitled to vote, excluding the voting power of “Interested Shares” as defined in the CSAA (the “Second Majority Approval”).

For purposes of this vote, “Interested Shares” are (i) those shares beneficially owned by the Gabelli Group and (ii) those shares owned by any officer of the Company that reports beneficial ownership of Company shares under Section 16 of the Securities Exchange Act.

4.             Why are “Interested Shares” included in the First Majority Approval vote and not in the Second Majority Approval vote?

This is required by Minnesota law. The Company believes the requirement for a Second Majority Approval reflects a Minnesota law policy that shareholders, other than those who may be parties to a control share acquisition or who, as executive officers of the Company, might have a conflict of interest related to an unsolicited takeover, should have the opportunity to separately approve Control Share Acquisitions.

5.             If shareholders approve the Control Share Acquisition, will I be asked to tender my Shares to Gabelli Group?

No. The Control Share Acquisition you are voting on is not a tender offer, and you are not being asked to tender any common stock. However, if shareholders approve the Control Share Acquisition, Gabelli Group will be permitted to acquire additional shares in the open market, in one or more block trades, through an intermediary, or by any other legally permitted method. However, even if the Company’s shareholders approve the Gabelli Group’s Control Share Acquisition, only a maximum of 33⅓% of all outstanding Shares owned by the Gabelli Group will have full voting rights, unless, at a future meeting, shareholders approve a further Control Share Acquisition by the Gabelli Group that increases its beneficial ownership to a level greater than 33⅓%.

6.             What if the Control Share Acquisition is not approved?

If the Control Share Acquisition is not approved, Company shares owned by the Gabelli Group in excess of 19.99% of the Company’s outstanding shares will have no meaningful voting rights.

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INFORMATION REGARDING PROPOSED APPROVAL OF
GABELLI GROUP’S CONTROL SHARE ACQUISITION

Summary of the Minnesota Control Share Acquisition Act (“CSAA”)

The CSAA, adopted in 1984 and subsequently amended several times, applies to shares and shareholders of Minnesota corporations that are “public” companies. The Company believes the general purpose of the CSAA is to provide a mechanism that reduces the pace at which a hostile takeover might be conducted, and to deter underfinanced or unfinanced takeovers, as well as to provide more time for a board of directors to consider the merits and disadvantages of an unsolicited takeover offer and possible alternatives to the unsolicited takeover offer and to communicate its perspective on the unsolicited offer and other alternatives to shareholders. The CSAA also restricts the ability of any Acquiring Person that acquires 20% or more of the stock of a Minnesota public company from voting the shares that exceed 19.99% of all outstanding shares, whether or not the Acquiring Person intends to make a takeover offer.

The CSAA applies to any “control share acquisition” of shares of an “issuing public corporation” incorporated in Minnesota. Because the Company’s Shares are traded on a national securities exchange, the Company is an issuing public corporation to which the CSAA applies.

A “control share acquisition” generally occurs upon an acquisition of beneficial ownership of shares that, together with all other shares beneficially owned by the Acquiring Person, increases the Acquiring Person’s range of voting power from (i) less than 20% to 20% or more, (ii) from less than 33-1/3% to 33-1/3% or more, or (iii) from less than a majority to a majority of the issuing public corporation’s outstanding shares.

In general, if an Acquiring Person becomes the beneficial owner of 20% or more of the voting power of the shares of an “issuing public corporation,” the Acquiring Person may only vote 19.99% of the corporation’s shares in the absence of special shareholder approval. That approval can be obtained only by resolution adopted by (1) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including all shares held by the Acquiring Person, and (2) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all “Interested Shares.” Interested Shares are shares held by the Acquiring Person, any officer of the issuing public corporation, or any director who is also an employee of the corporation.

Even if the shareholders approve a share acquisition that increases the Acquiring Person’s beneficial ownership to 20% or more, but less than 33-1/3% of the voting power of the corporation’s outstanding shares, the CSAA requires a second similar shareholder vote to permit the Acquiring Person to exercise voting power with respect to 33-1/3% or more of the outstanding shares upon becoming the beneficial owner of shares representing 33-1/3% or more of the voting power of the corporation’s outstanding shares. A third similar shareholder vote generally is necessary to permit the Acquiring Person to exercise a majority of the voting power following the acquisition of shares otherwise entitled to a majority of such voting power. A shareholder vote on whether to grant voting power to the Acquiring Person in excess of the 20%, 33-1/3%, or 50% threshold must be conducted at a special or annual shareholders’ meeting if an information statement complying with the CSAA is delivered to the corporation by the Acquiring Person.

The CSAA provides that when an Acquiring Person makes a Control Share Acquisition it must promptly file an Information Statement with the issuing public corporation. The Information Statement must contain several items of information concerning the Acquiring Person and the Acquiring Person’s plans for the issuing public corporation. Material changes to the Information Statement must be disclosed promptly to the issuing public corporation by amending the Information Statement and delivering the amendment to the corporation’s principal executive office. Increases or decreases in share ownership aggregating one percent or more by all persons required to have their share ownership disclosed in the Information Statement are conclusively deemed material while lesser increases or decreases may be material depending upon facts and circumstances.

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Gabelli Group’s 2015 Acquisitions of Company Common Stock

The information in this section of the Proxy Statement and the information in the immediately following section titled “Further Information Regarding the Gabelli Group” has been derived from Schedule 13D filings with the SEC by or on behalf of Mario J. Gabelli and his affiliates, from Information Statements delivered to the Company by the Gabelli Group, and from publicly available information published by the Gabelli Group.

Mario J. Gabelli is the CEO and controlling shareholder of several large investment advisory firms (collectively, the “Gabelli Group”) that manage portfolios of publicly traded securities for mutual funds, hedge funds and private accounts. The Gabelli Group has been the “beneficial owner” of more than 5% of the Company’s publicly traded shares since 2004.

In April 2015, the Gabelli Group increased its beneficial ownership of Company common stock by 245,724 shares, which represented an increase in its percentage ownership of all outstanding shares, based on the total number of shares outstanding at March 31, 2015, from approximately 18% to approximately 24.1% of all Company shares outstanding. Due to these transactions, the Gabelli Group became subject to the CSAA, and, on May 7, 2015 the Gabelli Group delivered an Information Statement to the Company, as required by the CSAA, that supplied information required by the CSAA.

On September 30, 2015, the Company was notified through a Schedule 13D Amendment filed with the SEC and an Amendment No. 1 to its Information Statement that the Gabelli Group had acquired an additional 44,708 shares of the Company’s common stock. After this acquisition, the following entities, which are deemed to be controlled by Mario J. Gabelli, beneficially owned a total of 1,058,960 Shares of common stock which represents approximately 24. 8 % of all outstanding shares of Company common stock as of the Record Date for the Annual Meeting:

GAMCO Asset Management, Inc. (“GAM”)	503,780 shares	11. 8%

Gabelli Funds, Inc. (“Gabelli Funds”)	186,580 shares	4.4%

Teton Advisors, Inc. (“Teton Advisors”)	353,100 shares	8.3%

Gabelli Securities, Inc. (“GSI”)	10,000 shares	.2%

MJG Associates	5,500 shares	.1%

Total	1,058,960 shares	24. 8%

The Gabelli Group has advised the Company that each of the four entities named above are SEC-registered investment advisors and hold substantially all of the Company’s shares for their respective clients in mutual funds, hedge funds and separate accounts. The Gabelli Group also advised us that the clients of these advisors, not the Gabelli Group entities, have the sole economic interest in the Company shares. The four entities named above are considered “beneficial owners” of the Company shares because they hold or share with their respective clients the power to vote or to dispose of the Company shares. Mario Gabelli is deemed to beneficially own all of the 1,058,960 shares of Company common stock beneficially owned by the five entities named above because he is a majority owner of each entity named above directly or through majority-owned subsidiaries.

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The relationship of Mr. Gabelli to the five entities named above and other, intermediary, majority-owned subsidiaries is presented in the following diagram:

(1)	Mario Gabelli is the controlling shareholder and Chief Executive Officer of GGCP, Inc. (“GGCP”)

(2)	GGCP is the manager of GGCP Holdings, LLC (“Holdings”), and, together, GGCP and Mario Gabelli own 100% of Holdings membership interests.

(3)	Holdings holds 94% of the voting power of all shareholders of GAMCO Investors, Inc. (“GBL”), a New York Stock Exchange-listed company. Mario Gabelli is the CEO and Chief Investment Officer of GBL.

(4)	GAMCO Asset Management and Gabelli Funds, Inc. are wholly-owned subsidiaries of GBL.

(5)	Holdings holds 94% of the voting power of all shareholders of Associated Capital Group, Inc. (AC), a New York Stock Exchange-listed company

(6)	Gabelli Securities Inc. is a majority owned subsidiary of AC.

(7)	Mario Gabelli is the controlling shareholder of Teton Advisors, Inc.

(8)	Mario Gabelli is the sole shareholder, director and employee of MJG Associates, Inc.

Further Background Regarding the Gabelli Group

Mario J. Gabelli

Mario Gabelli has served as Chairman, Chief Executive Officer, Chief Investment Officer — Value Portfolios and a director of GAMCO Investors, Inc. (“GBL”) since founding GBL in November 1976. As

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Chief Investment Officer of Value Portfolios for GBL, the scope of his responsibility represented approximately 86% of the GBL’s assets under management as of December 31, 2014. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by GBL and its affiliates (“Gabelli Funds”).

Mr. Gabelli has been a portfolio manager for Teton Advisors, Inc. (“Teton Advisors”) since 1998 through the present. In addition, Mr. Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, Inc. (“GGCP”), a private company that owns 98.18% of GBL’s Class B Stock through an intermediate subsidiary, GGCP Holdings, LLC (“Holdings”), and the Chairman and sole shareholder of MJG Associates, Inc. (“MJG Associates”), which acts as an investment manager of various investment funds and other accounts.

GAMCO Investors, Inc. (NYSE: GBL)

GAMCO Investors, Inc. or “GBL” is a New York Stock Exchange-listed financial services firm with $47.5 billion in assets under management as of December 31, 2014. GBL manages hedge funds, mutual funds and separate accounts through two SEC registered-investment advisers identified below. The majority of GBL’s revenue is generated through the two registered investment advisors. GGCP Inc., a private company majority owned by Mario Gabelli, is the controlling shareholder of GBL, holding 96% of the voting power of all GBL shareholders through an intermediate subsidiary GGCP Holdings, LLC.

Associated Capital Group, Inc. (NYSE: AC)

Associated Capital Group, Inc. is a separate company spun out of GAMCO Investors, Inc. in November 2015. Associated Capital Group, Inc. is a New York Stock Exchange-listed financial services firm (NYSE: AC) that provides investment advisory services, including alternative investment management. It also offers institutional research services, as well as operates as an underwriter.

GAMCO Asset Management, Inc.

GAMCO Asset Management, Inc. is a wholly-owned subsidiary of GAMCO Investors, Inc. and is the registered investment adviser for the separate account business. This business manages money for high net worth individuals, pensions, endowments, institutions, etc. The assets in each of these separate accounts belong to the client. GAMCO Asset Management, Inc. (and Mario Gabelli through his ultimate ownership in its parent company, GBL) is deemed to have beneficial ownership of the securities in these accounts because of its ability to buy and sell the securities and in most cases vote the proxies for these companies. In limited circumstances, the clients may opt to vote the proxies for the securities in their account. The 11.9% ownership of the Company shares attributed to GAMCO Asset Management, Inc. is spread among various individual client accounts. The economic ownership of the securities in these accounts belongs to the respective clients.

Gabelli Funds, LLC

Gabelli Funds, LLC is a wholly-owned subsidiary of GAMCO Investors, Inc. and is the registered investment adviser for GBL’s mutual fund business. A mutual fund is organized either as trust or corporation and is required under the Investment Company Act to have an independent Board of Directors/Trustees. The Board of each individual fund hires an investment adviser, in this case Gabelli Funds, LLC, to manage the assets in the individual fund. Gabelli Funds, LLC is deemed to have beneficial ownership due to the investment adviser’s ability to buy and sell securities as well as vote the proxies for the securities in each fund. The approximately 4.4% ownership of Company shares attributed to Gabelli Funds, LLC is spread among several funds with the economic owner of the Company shares being the mutual fund (i.e. the corporate entity) itself.

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Teton Advisors, Inc.

Teton Advisor, Inc. is a separate company spun out of GAMCO Investors, Inc. Teton Advisors, Inc. is a pink sheet traded registered investment adviser with approximately $2 billion in assets under management in mutual funds and separate accounts. Teton Advisors beneficially owns approximately 8.3% of Company shares in a micro-cap mutual fund for which Mario Gabelli serves as one of the portfolio managers. Mario Gabelli is deemed to have beneficial ownership of these shares due to his controlling interest in Teton Advisors, but neither Teton Advisors or Mr. Gabelli have an economic ownership interest in the Company shares.

GAMCO Securities Inc.

GAMCO Securities Inc. is a majority-owned subsidiary of Associated Capital Group, Inc. (AC) and is a registered investment adviser and serves as a general partner, co-general partner or investment manager to investment funds including limited partnerships and offshore companies and separate accounts. As of December 31, 2015, GSI managed a total of $1.08 billion in assets. Through GSI’s wholly-owned subsidiary G.research, LLC (formerly Gabelli & Company, Inc., “G.research”), a broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member of FINRA, Associated Capital provides institutional research services as well as act as an underwriter. This entity owns approximately 0.2% of the Company shares.

MJG Associates, Inc.

Mario J. Gabelli is the sole shareholder of MJG Associates, which provides advisory services to private investment partnerships. This entity owns approximately 0.1% of the Company shares.

Factors Considered by the Company’s Board in Recommending Shareholders Approve the Gabelli Group’s Control Share Acquisition

The Company’s Board of Directors considered the following factors in deciding to recommend that shareholders vote in favor of the Gabelli Group’s Control Share Acquisition:

Representations Regarding “Investment Intent” by the Gabelli Group.

The Gabelli Group has been the beneficial owner of 5% or more of the Company’s common stock since 2004. As a 5% or more beneficial owner, the Gabelli Group is required by rules of the Securities and Exchange Commission to report on Schedule 13D when its ownership of Company shares exceeds 5% of all outstanding shares and to report by amendments to Schedule 13D any material changes that would further increase its ownership above 5%. It is also required to disclose the purpose of its investment in Company shares and any changes in their purpose on amendments to Schedule 13D. Since its initial Schedule 13D filing the Gabelli Group has always represented in its Schedule 13D filings it has acquired and holds Company shares for “investment.” It should be noted, however, that the Gabelli Group has supplemented this representation by indicating that, as part of its investment philosophy, it “may suggest or take a position with respect to potential changes in the operations, management or capital structure of such companies as a means of enhancing shareholder values,” but have also represented that none of the members of the Gabelli Group “intends to seek control” of the Company or “participate in the management” of the Company.

The Gabelli Group delivered an Information Statement pursuant to the CSAA on May 7, 2015 and an Amendment 1 to the Information Statement on September 30, 2015. In its Information Statements, the Gabelli Group represented it holds the shares for “investment purposes” and that it does not have any plans or intent to make any proposals to:

(1)           Liquidate or dissolve the Company,

(2)           Sell all or a substantial part of the Company’s assets, or merge it or exchange its shares with any other person,

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(3)           Change the location of the Company’s principal place of business or its principal executive officer or of a material portion of its business activities,

(4)           Change materially the Company’s management or policies of employment,

(5)           Change materially the Company’s charitable or community contribution or its policies, programs, or practices relating thereto,

(6)           Change materially the Company’s relationship with suppliers or customers or the communities in which it operates, or

(7)           Make any other material change in the Company’s business, corporate structure, management or personnel.

The Board believes it is reasonable to rely on these representations in considering whether to recommend approval of the Gabelli Group’s Control Share Acquisition.

Purposes of the CSAA.

The Company believes the primary purposes of the CSAA are to provide a mechanism that reduces the pace at which a hostile takeover might be conducted, to deter underfinanced or unfinanced takeovers and to provide more time for a Board of Directors to consider the merits of an unsolicited takeover offer and to consider alternatives to the unsolicited takeover offer. To achieve these purposes, the CSAA establishes the hurdle that, unless approved by the company’s shareholders in accordance with CSAA specified procedures, shares acquired in excess of 20% or more of a public company’s stock will have very limited voting rights. The representations of the Gabelli Group in SEC filings and in the CSAA Information Statement indicate it does not intend to make an unsolicited takeover offer, whether alone or in conjunction with others, and the Board is not aware of any information that is inconsistent with these representations. Therefore, while the CSAA gives the Board the opportunity to recommend that the Company’s shareholders vote against granting full voting rights to the Control Acquisition Shares, the Board believes a recommendation to vote against approval is unnecessary given the Gabelli Group’s longstanding demonstration of its “investment” intent, and that a positive recommendation is not inconsistent with the purposes of the CSAA.

Potential influence over corporate policy and the Company’s business plans.

The Board has considered that, if shareholders approve the Gabelli Group’s Control Share Acquisition, the Gabelli Group’s ownership of, and ability to vote approximately 25% of the Company’s outstanding shares and, potentially, up to 33-1/3% of all outstanding shares, provides a level of stock ownership from which the Gabelli Group could actively seek to exercise influence over the Company’s policies and strategic plans. As discussed above, the Gabelli Group has been a 5% or more shareholder of the Company’s outstanding common stock since 2004 and, over this period of time, it has been the Company’s experience that the Gabelli Group has been helpful and respectful in engaging with the Company and its management on matters of common interest. Given its positive experience since 2004, the Board believes that the Gabelli Group will continue to exercise its substantial ownership position in a constructive manner and that shareholder approval of Proposal 3 would not have a material adverse effect on the ability of the Company’s Board of Directors to fulfill its fiduciary duties.

Continued applicability of the CSAA to Any Future Gabelli Group Transactions in Company shares.

The Board recognizes that shareholder approval of the Gabelli Group’s Control Share Acquisition would simplify the acquisition by the Gabelli Group of additional Company shares having full voting rights up to 33-1/3% of all outstanding Company shares. However, any acquisition of shares that causes the Gabelli Group to increase its ownership position to 33-1/3% or more of all outstanding shares would, until and unless further shareholder approval is given, result in these additional shares having limited voting rights

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under the CSAA If the Gabelli Group would acquire additional Company shares that would cause its share ownership to exceed 33-1/3% of all outstanding shares, at that time, based on then relevant facts and circumstances, the Board could recommend against and the Company’s shareholders could vote against granting full voting rights for any shares that equal or exceed 33-1/3% of all then outstanding Company shares.

Even if the Company’s shareholders give their approval to the Gabelli Group’s Control Share Acquisition, this approval is only applicable to the Gabelli Group’s beneficial ownership of Company shares. Therefore, while it is not subject to any material limitation on its ability to sell all or part of the Company shares it beneficially owns or may acquire in the future, if the Gabelli Group sold 20% or more of its shares to a person or a group acting in concert, this transfer would be subject to the CSAA and any shares in excess of 19.99% of all outstanding shares would have only limited voting rights unless and until the Company’s shareholders approved the acquisition by the person or group acting in concept in accordance with CSAA specified procedures.

Substantial Stock Ownership of Company’s Board of Directors.

The Company’s Board of Directors beneficially owns, collectively, over 40% of the Company’s outstanding common stock. This collective ownership position is a material counterweight to any holder or holders of another block of stock that undertakes to pursue objectives that the Board would view as contrary to the best interests of the shareholders as a whole.

Possible effect on future strategic transactions.

Approval of the Control Share Acquisition will give the Gabelli Group at least approximately 25% beneficial ownership and potentially up to approximately 33-1/3% beneficial ownership of the Company’s outstanding common stock. This will not enable it to block transactions requiring shareholder approval because any transaction requiring shareholder approval pursuant to the Company’s Restated Articles of Incorporation and the Articles of Incorporation of NewHoldingCo only requires approval by holders of a majority of the outstanding shares of the Company’s common stock. The Board nevertheless recognizes the Gabelli Group’s potential beneficial ownership of up to 1/3 of all outstanding shares in combination with shares beneficially owned by other shareholders would make it easier to block a transaction otherwise supported by the Company’s Board of Directors.

Shareholder democracy.

The Board of Directors believes that, in general, every share of common stock beneficially owned should carry with it the right to vote that share in accordance with the wishes of the beneficial owner. While there are circumstances where it may be appropriate for the Board of Directors to claim the protection provided under the CSAA, given the positive and constructive relationship the Company has experienced with the Gabelli Group since 2004, the Board believes that each share acquired by the Gabelli Group up to 33-1/3% of all outstanding shares should enjoy full voting rights with respect to matters coming before the Company’s shareholders.

Voting on the Control Share Acquisition

At the Annual Meeting, Canterbury shareholders will be asked to approve a resolution approving the Gabelli Group’s Control Share Acquisition.

Authorization for the Control Share Acquisition requires:

•	The affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including for purposes of this vote all Company shares beneficially owned by the Gabelli Group (the “First Majority Approval”); and

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•	The affirmative vote of the holders of a majority of the voting power entitled to vote, excluding the voting power of “Interested Shares,” as defined in the CSAA (the “Second Majority Approval”).

As of the Record Date, there were 4,275,939 shares issued and outstanding, all of which are eligible to be voted in determining whether the Control Share Acquisition will be approved by the First Majority Approval required under the Minnesota Control Share Acquisition Statute.

Shares eligible to be voted in determining whether the Control Share Acquisition has been approved by the Second Majority Approval under the CSAA is the voting power of all the outstanding Shares excluding the voting power of Interested Shares. The categories of Interested Shares that not be eligible to vote in determining the Second Majority Approval are as follows:

i.               Shares beneficially owned by Gabelli Group and its affiliates. Based on Gabelli Group’s Schedule 13D filed with the SEC, as amended through September 30, 2015 and Amendment No.1 to its Information Statement, the Gabelli Group beneficially owns 1,058,960 Company shares, which as of the Record Date represented approximately 24.8 % of the outstanding shares.

ii.              Shares beneficially owned by officers of Canterbury or any employee of Canterbury who is also a director of Canterbury. As of the Record Date, these individuals own, in the aggregate, 606,283 shares.

The Board has authorized, and Canterbury, together with its third party vote tabulators, will conduct the Annual Meeting to exclude the voting power of Interested Shares from the determination of the Second Majority Approval.

The affirmative vote of a majority of the outstanding Company shares, or 2,137,970 shares, in favor of the Control Share Acquisition would be required for the First Majority Approval.

As of the Record Date, 1,665,243 of the 4,275,939 outstanding shares were known to Canterbury to be Interested Shares and therefore ineligible to vote in determining the Second Majority Approval. If no additional shares are determined to be Interested Shares, the affirmative vote of a majority of the remaining outstanding shares, or 1,305,349 shares, in favor of the Control Share Acquisition will be required for the Second Majority Approval. Canterbury is not currently aware that any of the outstanding shares are Interested Shares other than those held by Canterbury officers and the Gabelli Group and its affiliates.

The Board has appointed Broadridge as the Inspector of Election. The Inspector of Election will, among other things, determine whether a quorum is present, tabulate votes at the Annual Meeting, including a separate tally of Interested Shares, and resolve disputes, including disputes as to whether shares are Interested Shares. Canterbury will submit, and Gabelli Group may also submit, to the Inspector of Election information that may assist in identifying which Shares are Interested Shares.

Board Recommendation on Approving the Control Share Acquisition.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE GABELLI GROUP’S CONTROL SHARE ACQUISITION

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, consisting of Patrick Cruzen (Chair), Burton Dahlberg, and Carin Offerman, held 4 meetings during 2015 with management and our independent registered public accounting firm. These meetings were designed to facilitate and encourage private communication between the Audit Committee and our independent registered public accounting firm.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2015 with management and Wipfli at its meeting on March 25, 2016. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The discussions with Wipfli also included the matters required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).

Wipfli also provided to the Audit Committee the written disclosures and the letter regarding its independence required by PCAOB Auditing Standard No. 16. This information was discussed with the Audit Committee.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

PROPOSAL 4.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wipfli has been the Company’s independent registered public accounting firm since August 31, 2014. The Board of Directors, upon recommendation of the Audit Committee, is requesting shareholder ratification of the appointment of Wipfli to serve as the independent registered public accounting firm for the Company for the current fiscal year ending December 31, 2016. A representative of Wipfli is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Fees Billed and Paid to Independent Registered Public Accounting Firms

The table below provides a summary of fees paid to Wipfli for professional services rendered in the two fiscal years ended December 31, 2015 and 2014, and to our former auditor, Grant Thornton LLP, in 2014.

	2015	2014	2014
Fee Category	Wipfli, LLP	Wipfli, LLP	Grant Thornton, LLP
Audit Fees	$107,000	$100,000	$52,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	19,000	3,000
Total Fees	$126,000	$103,000	$52,000

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Audit Fees. This category consists of fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports and auditing of our benefit plans. The amount paid to Grant Thornton, LLP in fiscal year 2014 includes the fee to issue a consent to the inclusion of its report dated March 31, 2014 with respect to our fiscal year 2013 financial statements in our Annual Report on From 10-K for the year ended December 31, 2014.

Audit-Related Fees. This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.” The Company paid no audit-related fees to Wipfli in 2015 or 2014 or to Grant Thornton, LLP in 2014.

Tax Fees. This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions. The Company paid no tax fees to Wipfli in 2015 or 2014 or to Grant Thornton, LLP in 2014.

All Other Fees. This category consists of all fees paid to the independent registered public accounting firm for matters than the three listed above. The Company paid Wipfli for internal audits of our Bank Security Act program in 2015 and agreed upon review procedures required under a major contract with a third party in 2015 and 2014. The Company paid no other fees to Grant Thornton, LLP in 2014.

Audit Committee Pre-approval Policies and Procedures

In addition to approving the engagement of the independent registered public accounting firm to audit our consolidated financial statements, it is the policy of the Audit Committee to approve all uses of that firm for non-audit services prior to any engagement. To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm¸ it is the policy of the Audit Committee to restrict the non-audit services that may be provided to us by our independent registered public accounting firm to services that clearly would not compromise the independence of the firm.

EXECUTIVE COMPENSATION PROGRAMS AND PRACTICES

Role of the Compensation Committee in the Compensation Process

The Compensation Committee has the following duties and responsibilities:

•	To review, approve and oversee our overall compensation strategy;

•	To review and approve the compensation and other terms of employment of Randall D. Sampson, our Chief Executive Officer, David C. Hansen, our Chief Financial Officer, and Eric A. Halstrom, our Vice President of Racing Operations (collectively, the “Named Executive Officers”) and other senior officers and key employees, and recommend to the entire Board the compensation and the other terms of employment of these officers and key employees;

•	To make recommendations to the Board regarding the amount of directors’ fees and other compensation for Board members, including retainer, Board meeting, committee and committee chair fees and stock option grants or awards;

•	To oversee the administration of the Company’s incentive-based or equity-based compensation plans and periodically consider and recommend changes in existing plans or the adoption of other or additional equity-based compensation plans; and,

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•	To provide oversight for our 401(k) Plan, and any similar plans, including matters such as available investment options, performance, participation, administration, and review and approve generally the cost and scope of our other employee benefit plans.

Prior to 2016, the Compensation Committee, in general, reviewed and relied on surveys, reports and other market data to assist it in assessing the competitiveness of our compensation program and practices.

Under its charter, the Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its duties. In January 2016, the Committee engaged Total Rewards Group, LLC, a compensation consulting firm, to advise us on whether our approach to executive compensation is, in general, competitive and to suggest ways we might enhance our programs and practices. Based on a report to given to the Compensation Committee on February 25, 2016 by Total Rewards Group, the Committee concluded its base compensation for Named Executive Officers and other key employees is generally competitive when compared to similar businesses. Based, in part, with Total Rewards Group’s assistance, the Committee also developed and the Company’s Board approved new two incentive compensation plans discussed below.

In discharging its responsibilities, the Compensation Committee solicits certain information and advice from Randall D. Sampson, our President and Chief Executive Officer, David C. Hansen, our Chief Financial Officer and from Mary Fleming, our Vice President of Human Resources. These officers participate in the deliberations of the Compensation Committee regarding compensation of other employees, including providing information regarding salary history, historical bonus practices and related financial data, the responsibilities and performance of employees and recommendations regarding the appropriate levels of compensation, but do not take part in deliberations regarding their own compensation.

Objectives of our Compensation Programs

It is the objective of the Compensation Committee to provide competitive levels of compensation that will attract, motivate and retain executives with superior leadership and management abilities and to provide incentives to executive officers so that we may achieve superior financial performance and to structure the forms of compensation paid to align the interests of our executive officers with those of CPHC. With these objectives in mind, it has been our practice to provide a mix of base salary, bonus compensation, long-term, equity-based compensation and retirement compensation. Historically, base salary has represented approximately 75% or more of the total value of executive officer compensation, with cash bonuses, the value of long-term equity compensation and retirement compensation comprising the remainder. The Compensation Committee believes that these forms of compensation provide an appropriate combination of fixed and variable pay and incentives for short-term operational performance balanced with incentives to achieve long-term stock price performance.

Information about our Compensation Programs

As discussed above, our compensation of executives consists of base salary, bonus compensation, equity-based compensation and retirement compensation.

Base Salary.

Base salaries of our executive officers are generally established by reference to base salaries paid to executives in similar positions with similar responsibilities. Base salaries are reviewed annually and adjustments, if any, are usually made in March of each year based primarily on individual and Company performance during the immediately preceding fiscal year. Consideration is given by the Compensation Committee to both measurable financial performance, and subjective judgments by the Compensation Committee based on factors such as development and execution of strategic plans, changes in areas of responsibility, the development and management of employees and participation in industry, regulatory or

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political initiatives beneficial to our business. The Compensation Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions

Bonus Compensation.

Cash bonuses are intended to provide exempt level employees, including executive officers, with an opportunity to receive additional cash compensation, but only if earned based on individual performance and CPHC’s financial performance. Following the completion of each fiscal year, the Compensation Committee initially determines the amount of bonuses to be paid to the Company’s executive officers, after receiving information from the Chief Financial Officer and the Chief Executive Officer regarding CPHC financial performance and reviews of individual performance. Through fiscal 2015, the amount of the bonus has been discretionary, based on Company financial performance in the immediately preceding year, as well as the Compensation Committee’s assessment of individual performance of each executive officer in his or her area of responsibility based on objective and subjective factors. Bonuses determined by the Compensation Committee for executive officers are subject to review and approval by all other independent directors. Bonuses paid to our Named Executive Officers for 2013, 2014, 2015 performance are presented in the Summary Compensation Table.

In 2016 we adopted an Annual Incentive Plan that provides for performance based compensation. Under the Annual Incentive Plan, the discretionary approach used in prior years will be replaced with performance measures established in the first quarter of each year under which our officers and other key employees will have a defined opportunity, fixed as a percentage of their base compensation, to earn an annual bonus, if actual achievement compared to performance goals justifies a payment.

Long Term, Equity Based Compensation.

In 2014 and early years the Company provided long-term, equity-based incentive compensation through discretionary grants of deferred stock and stock options to executive officers and key employees under the shareholder-approved Stock Plan (the “Stock Plan”). In 2014, the Named Executive Officers received awards of deferred stock which provided for the issuance of an aggregate of 9,000 shares of common stock vesting at the rate of 25% per year over a four year period beginning March 18, 2015. These awards represented 38% of all 2014 deferred stock awards to officers and key employees.

In March 2016 we adopted a Long Term Incentive Plan (the “LTI Plan”) that provides for performance-based compensation based on achievement over multi-year periods. The LTI Plan is integrated into our existing Stock Plan and will replace our discretionary approach to long-term equity compensation. Beginning in 2016, the Committee will determine performance measures and establish performance goals for a three year period in the first quarter of each year and established opportunities, for our officers and other key employees to earn long-term incentive compensation as a percentage of their base compensation. At the end of each three year period, to the extent actual achievement over the three year period meets or exceeds performance goals set at the beginning, the officers and other key employees will be issued shares of Company common stock.

Retirement Plans.

The Company has established a 401(k) Plan. The Named Executive Officers may participate in the 401(k) Plan on the same basis as all other employees of the Company. The Company currently makes matching contributions of Company common stock equal to 50% of the first 6% the employee contributes from his or her compensation to the 401(k) Plan.

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during 2015, 2014, and 2013 for (i) Randall D. Sampson, who was our Chief Executive Officer in 2015,

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2014, and 2013; and (ii) the two next most highly compensated executive officers of our Company whose total compensation was at least $100,000 in 2015 (together referred to as our “Named Executive Officers”).

Name and Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)	Equity Incentive Awards ($)	All Other Compensation ($)(4)	Total ($)
Randall D. Sampson	2015	244,281	38,475	0	0	16,734	299,490
President and Chief Executive Officer	2014	237,427	34,000	–	41,600 (2)	17,097	330,124
	2013	230,879	11,610	–	-	14,192	256,681
David C. Hansen	2015	176,251	19,828	0	0	2,739	198,818
Vice President of Finance and Chief Financial Officer	2014	171,307	23,126		26,000 (2)	3,102	223,535
	2013	166,583	9,995	–	-	2,599	179,177
Eric A. Halstrom	2015	144,663	19,240	0	0	2,739	166,642
Vice President of Racing Operations	2014	141,077	16,753	–	26,000 (2)	2,076	185,906
	2013	29,231	1,754	–	20,200 (3)	0	49,431

(1)	Represents bonuses paid to the Named Executive Officers under a discretionary bonus program, which are reported for the years in which the related services were performed.

(2)	On March 18, 2014 the Named Executive Officers received awards of deferred stock that vest ratably over four years beginning March 18, 2015. The values expressed represent the aggregate grant date fair value for this deferred stock as determined pursuant to Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 1, “Summary of Accounting Policies,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	On November 11, 2013, Mr. Halstrom received an award of deferred stock that vests ratably over three years. The values expressed represents the aggregate grant date fair value for this deferred stock as determined pursuant to Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 1, “Summary of Accounting Policies,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	The components of this amount include the Company’s match for 401(k) plan contributions, Company paid premium on executive term life insurance, income tax preparation fees and a Company car allowance.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation

We do not have any employment agreements with any of our executive officers, each of whom serves “at will.” Additionally, we do not have any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to the Named Executive Officer at, following, or in connection with any termination or change-in-control.

Other Compensation

The Company does not pay its executive officers compensation other than as described above. In particular the Company does not provide for personal benefits or perquisites (“perks”) as a significant

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element of compensation of the Named Executive Officers, in particular, or employees of the Company generally.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning option awards outstanding to certain Named Executive Officers at December 31, 2015.

	Number of Securities Underlying Unexercised Options
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Randall D. Sampson	15,000 (1)		6.00	04/23/2019
	15,000 (2)		8.28	02/25/2020
David C. Hansen	7,500 (1)		6.00	04/23/2019
	10,000 (2)		8.28	02/25/2020

(1)	Represents options that were granted on April 23, 2009 that are fully vested and expire ten years from the date of grant.

(2)	Represents options that were granted on February 25, 2010 that are fully vested and expire ten years from the date of grant.

DIRECTOR COMPENSATION

Cash Compensation

Each non-employee director receives a retainer paid at the annual rate of $30,000 for service as a director. In addition, non-employee directors receive compensation for service on Board committees. Members of the Audit Committee receive a retainer paid at the annual rate of $8,000, and the Chair of the Audit Committee receives an additional retainer paid at the annual rate of $4,000. Members of the Compensation Committee receive a retainer paid at the annual rate of $4,000, and the Chair of the Compensation Committee receives an additional retainer paid at the annual rate of $4,000. In addition, in recognition of their additional responsibilities and duties, the Chair and Vice-Chair receive, respectively, monthly payments of $2,083 and $1,583 for their service in these respective capacities.

Equity Compensation

Non-employee members of our Board receive equity compensation pursuant to the terms of the Company’s Stock Plan. Under the Stock Plan, the Board has the authority to determine prior to each annual meeting of shareholders equity compensation to be paid to each non-employee director elected or re-elected at such annual meeting, including (1) whether the equity compensation should be in the form of an award of restricted stock or an award of non-qualified stock options (NQSOs), or both, and (2) the number of shares covered by the award or awards. Any awards of restricted stock, or NQSOs, or both, become effective and are paid to those individuals elected or re-elected as non-employee directors at the annual meeting of shareholders following the Board determination. Any award will not vest unless the non-employee director continues to as serve a director until the next following annual meeting of shareholders, and resale of the restricted stock or shares acquired upon exercise of the NQSOs may not occur until two years after the date

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of the annual meeting at which the awards were effective. Pursuant to Board action on June 4, 2015, each non-employee director received an award of 2,788 shares of restricted stock.

The following table presents, the cash and other compensation paid by us to each non-employee member of our Board of Directors in 2015:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)

Curtis A. Sampson	$55,000	$30,000	$85,000

Dale H. Schenian	$49,000	$30,000	$79,000

Patrick R. Cruzen	$46,000	$30,000	$76,000

Carin J. Offerman	$46,000	$30,000	$76,000

Burton F. Dahlberg	$38,000	$30,000	$68,000

(1)	Randall D. Sampson, our President and CEO, receives no additional compensation for service as a director.

(2)	Represents a combination of retainers and committee fees received in 2015 as described above.

(3)	Represents restricted stock granted on June 4, 2015, that vests 100% on June 4, 2016 and will be subject to restrictions on resale for an additional year. The values expressed represent the aggregate grant date fair value for these fiscal 2015 restricted stock awards as determined pursuant to Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 5, “Stock Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

PROPOSAL 5
ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION PROGRAMS AND
PRACTICES

As described in the section entitled “Executive Compensation Programs and Practices -- Objectives of Our Compensation Programs,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers and other officers and key employees who are critical to our success. We encourage our shareholders to read the Executive Compensation Program section of this proxy statement for a more detailed discussion of our approach to executive compensation, including information about the fiscal year 2015 compensation of our Named Executive Officers.

As a public company, we are required by Section 14A of the Securities Exchange Act of 1934 to periodically provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Name Executive Officers as disclosed in our proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. At the 2013 Annual Meeting of Shareholders, the Company’s shareholders approved the Company’s executive compensation by

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a vote of 2,636,679 shares for, 9,191 shares against, 1,113 shares abstaining, and 1,262355 shares that were broker non-votes.

We are again asking our shareholders to indicate their support for our executive compensation programs and practices as described in this proxy statement. This form of proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Canterbury Park Holding Corporation approve, on an advisory basis, the executive compensation programs and practices applicable to the Named Executive Officers, as disclosed pursuant to the rules of the Securities and Exchange Commission in the Company’s Proxy Statement for its 2016 Annual Meeting of Shareholders.

Vote Required

Approval of this Proposal 5 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 5. Although this advisory vote is not binding on the Compensation Committee or the Board of Directors, the Compensation Committee will carefully consider the outcome of the vote and take into consideration concerns raised by shareholders when determining future executive compensation arrangements.

Board Voting Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAMS

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2015, we have not entered into any transaction, and there are no currently proposed transactions, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

Our Audit Committee Charter provides that the Audit Committee is responsible for reviewing, approving and providing oversight in regard to related party transactions. Our Code of Conduct also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions, certain of which may be also be transactions in which we and a related person has or will have a direct or indirect material interest. By its charter, the Audit Committee is empowered to periodically review the Code of Conduct, as well as any other programs established to monitor compliance with any CPHC codes of conduct or business ethics policies established in the future.

While we do not have a written policy regarding the standards to be applied by our Audit Committee in reviewing conflict of interest transactions, Minnesota law establishes a procedure to be applied to such transactions which focuses on full disclosure of all of the material facts of the transaction to the Audit Committee, approval of the transaction by disinterested directors, and a showing that the transaction was fair and reasonable to the Company at the time it was authorized, approved, or ratified. We believe the Audit Committee would apply these same standards to any potential transaction in which the Company was a participant and in which any related person had or would have a direct or indirect material interest.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that executive officers and directors and beneficial holders of 10% or more of our securities file reports of their beneficial ownership with the Securities and Exchange Commission on Forms 3, 4 and 5. According to our records, during the period from January 1, 2015 through December 31, 2015, a Form 4 was not timely filed in connection with the following transactions in the Company’s Common Stock: Issuance of restricted stock to Mr. Cruzen, Mr. Dahlberg, Ms. Offerman, Mr. C. Sampson, and Mr. Schenian in June of 2015; purchase of common stock by Mr. C. Sampson in July of 2015; issuance of common stock to Mr. Halstrom and Mr. Hochman in June, September and December of 2015. A Form 4 for each of the above transactions was subsequently filed with the SEC. According to our records, all other reports required have been timely filed.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information about issuers, including the Company, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the Company’s website, www.canterburypark.com, for more information about the Company. Information included on these websites is not incorporated by reference into this proxy statement/prospectus. NewHoldingCo has filed with the SEC a registration statement of which this proxy statement/prospectus is a part. The registration statement registers the shares of NewHoldingCo common stock that will be issued as merger consideration. The registration statement, including the attached exhibits, contains additional relevant information about NewHoldingCo common stock. The rules and regulations of the SEC allow NewHoldingCo to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows the Company and NewHoldingCo to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that the Company has previously filed with the SEC. These documents contain important information about the Company, its financial condition, or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 , filed March 31, 2016 and Form 10-K/A filed April 29, 2016.
•	Quarterly Report on Form 10-Q for quarter ended March 31, 2016

•	Current Reports on Form 8-K or 8-K/A, filed on March 29, 2016, March 30, 2016 , April 5, 2016 and May 13, 2016.

In addition, the Company incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Annual Meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or the Company will provide you with copies of these documents, without charge, upon written or oral request to:

Corporate Secretary

Canterbury Park Holding Corporation

1100 Canterbury Road

Shakopee, MN 55379

(952) 445-7223

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In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated May __, 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Company shareholders nor the issuance by Company of shares of common stock will create any implication to the contrary.

OTHER INFORMATION

Shareholder Proposals for 2017 Annual Meeting

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where these proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by CPHC action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Canterbury Park Holding Corporation is expected to be held on or about June 1 , 2017 and proxy materials in connection with that meeting are expected to be mailed on or about April 13 , 2017. Shareholder proposals prepared in accordance with the Commission’s proxy rules must be received at our corporate office, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention: President, by December 1, 2016, in order to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2017 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

Our Bylaws establish an advance notice procedure with regard to (i) business shareholders may wish to present directly at an annual meeting of our shareholders and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business. Our Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of CPHC of that shareholder’s intention to bring that business before the meeting. To be timely, the notice must be given by the shareholder to the Secretary of CPHC not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of our Bylaws, which are available for inspection by our shareholders at our principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with our Bylaws.

Shareholder Nominations. Our Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of CPHC prior to the meeting at which directors are to be elected. To be timely, the notice must be given by a shareholder to the Secretary of CPHC not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to us from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of our Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of

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shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person would not be eligible for election as a director.

Annual Report

For its annual report to shareholders, the Company is providing its Annual Report on Form 10-K for its fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission in connection with paper and electronic deliveries of this proxy statement, and it is also available at http://www.canterburypark.com/ InvestorRelations Shareholders may also request our 2015 Annual Report on Form 10-K as filed with the Securities and Exchange Commission by writing to the Secretary of CPHC at our address on the first page of this Proxy Statement.

Other Matters

Management knows of no other matters that will be presented at this 2016 Annual Meeting of Shareholders. If any other matters are properly presented at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

Randall D. Sampson
President and Chief Executive Officer

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Exhibit A

Reorganization Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 1, 2016 (the “Agreement”), is by and between CANTERBURY PARK HOLDING CORPORATION, a Minnesota corporation (the “Company”), NEW CANTERBURY PARK HOLDING CORPORATION, a Minnesota corporation (the “NewHoldingCo”) and a wholly-owned, Minnesota corporation subsidiary of the Company, and CANTERBURY PARK ENTERTAINMENT, LLC, a Minnesota limited liability company and a wholly-owned subsidiary of the NewHoldingCo (“EntertainmentCo”).

RECITALS

WHEREAS, as of the date hereof the authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, $0.01 par value per share (“Company Common Stock”), of which approximately 4,258,400 shares are issued and outstanding at December 31, 2015, and approximately 178,000 shares are reserved for issuance under the Company’s Plans (as defined below) and upon exercise of outstanding Company Awards (as hereinafter defined);

WHEREAS, the authorized capital stock of NewHoldingCo consists of 10,000,000 shares of common stock, par value $0.01 per share (“NewHoldingCo Common Stock”), of which 100 shares are issued and outstanding;

WHEREAS, as of the date hereof, all of the issued and outstanding membership interests of EntertainmentCo (“EntertainmentCo Common Stock”) are held by NewHoldingCo;

WHEREAS, NewHoldingCo and EntertainmentCo were organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, the Board of Directors or Board of Governors of each of the Company, NewHoldingCo and EntertainmentCo have unanimously determined that it is advisable and in the best interests of their respective security holders to reorganize the Company’s current structure in order to create a new holding company structure by merging the Company into EntertainmentCo, with EntertainmentCo being the surviving entity (sometimes hereinafter referred to as the “Surviving Company”), and converting each outstanding share of Company Common Stock into one share of NewHoldingCo Common Stock, all in accordance with the terms of this Agreement;

WHEREAS, the Boards of Directors or Board of Governors of each of NewHoldingCo, the Company and EntertainmentCo and the sole shareholder and sole member, respectively, of NewHoldingCo and EntertainmentCo have adopted or approved this Agreement and the merger of the Company into EntertainmentCo upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously determined to recommend to the Company’s shareholders the approval of this Agreement and the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Minnesota Business Corporation Act (the “Corporation Act”) and the Minnesota Revised Uniform Limited Liability Company Act (herein the “LLC Act”); and

WHEREAS, the parties intend, by executing this Agreement, that the Merger constitute a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, NewHoldingCo and EntertainmentCo hereby agree as follows:

Article 1
THE MERGER

1.1          The Merger. In accordance with Section 302A.601, et. seq., of the Corporation Act and Section 322C.1001, et. seq., of the LLC Act, and subject to and upon the terms and conditions of this Agreement, the Company shall, at the Effective Time (as defined below), be merged into EntertainmentCo, the separate corporate existence of the Company shall cease and EntertainmentCo shall continue as the Surviving Company. At the Effective Time, the effect of the Merger shall be as provided in Section 302A.641 of the Corporation Act and Section 322C.1005 of the LLC Act.

1.2          Effective Time. As soon as practicable after approval by the Company’s shareholders of this Agreement, the appropriate parties hereto shall execute in the manner required by Minnesota law and file with the Minnesota Secretary of State appropriate articles of merger consistent with the terms of this Agreement setting forth the information required by the LLC Act and the Corporation Act relating to the Merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the “Effective Time.”

1.3          Organizational Documents of the Surviving Company. The Articles of Organization of EntertainmentCo, as they exist at the Effective Time, will continue, as of the Effective Time, to be the Articles of Organization of the Surviving Entity. The Operating Agreement of the Surviving Company, as of the Effective Time, will be the Operating Agreement of the Surviving Company.

1.4          Directors. The directors of the Company as of the date of this Agreement shall be the directors of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.5          Officers. The officers of EntertainmentCo as of the date of this Agreement shall be the initial officers of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Operating Agreement or as otherwise provided by law.

1.6          Directors and Officers of NewHoldingCo. Prior to the Effective Time, the Company in its capacity as the sole stockholder of NewHoldingCo, agrees to take or cause to be taken all such actions as are necessary to (i) cause those persons serving as the directors of the Company immediately prior to the Effective Time to be elected or appointed as the directors of NewHoldingCo and (ii) cause those persons serving as the Chief Executive Officer and the Chief Financial Officer of the Company immediately prior to the Effective Time to be elected or appointed as the executive officers of NewHoldingCo; and each such person shall have the same office(s) with NewHoldingCo (and the same committee memberships in the case of directors) as he or she held with the Company, with the directors serving until the earlier of the next meeting of the NewHoldingCo stockholders at which an election of directors of such class is held and until their successors are elected or appointed (or their earlier death, disability or retirement).

1.7          Amendment of the Articles of Incorporation of NewHoldingCo. At the Effective Time, Article I of the Articles of Incorporation of NewHoldingCo shall be amended to read: “The name of this corporation shall be Canterbury Park Holding Corporation.”

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1.8          Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the Corporation Act and the LLC Act. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of EntertainmentCo or the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of EntertainmentCo and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of EntertainmentCo and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.9          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of NewHoldingCo, EntertainmentCo, the Company or the holder of any of the following securities:

1.9.1          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, fully paid and non-assessable share of NewHoldingCo Common Stock, (the “Merger Consideration”).

1.9.2          The EntertainmentCo membership interests held by NewHoldingCo will automatically be converted into, and thereafter represent, 100% of the membership interests of the Surviving Company.

1.9.3          Each share of NewHoldingCo Common Stock owned by the Company immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.

1.9.4          From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as shareholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

1.9.5          In accordance with Section 302A.471, Subd. 3(c) of the Corporation Act, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

1.10        No Surrender of Certificates. At the Effective Time, each outstanding share of Company Common Stock shall automatically represent the same number of shares of NewHoldingCo Common Stock without any further act or deed by the shareholders of the Company and record of such ownership shall be maintained by NewHoldingCo’s transfer agent. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of NewHoldingCo Common Stock.

1.11        Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter these shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law. On or after the Effective Time, any certificates presented to the exchange agent or NewHoldingCo for any reason shall solely represent the right to receive the Merger

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Consideration issuable in respect of the shares of Company Common Stock formerly represented by such certificates without any interest thereon.

1.12        Tax Treatment; Plan of Reorganization. For federal income tax purposes, it is intended that the Merger constitute a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

1.13        Successor Issuer. It is the intent of the parties hereto that NewHoldingCo be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, and Rule 414 under the Securities Act of 1933, as amended. At or after the Effective Time, NewHoldingCo shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any Registration Statements of the Company on Form S-8.

Article 2
ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

2.1          Assumption of Company Awards. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”), shares of restricted stock (“Company RSAs”) and deferred stock units (collectively with Company Options and Company RSAs, “Company Awards”) then outstanding under the Company’s Employee Stock Purchase Plan and the Company’s Stock Plan or the other rights to acquire Company Common Stock (collectively, the “Company Plans”), whether or not then exercisable, will be assumed by NewHoldingCo. Each Company Award so assumed by NewHoldingCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each Company Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of NewHoldingCo Common Stock equal to the number of shares of Company Common Stock that were subject to such Company Award immediately prior to the Effective Time. The conversion of any Company Options that are “incentive stock options” within the meaning of Section 422 of the Code, into options to purchase NewHoldingCo Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code.

2.2          Assignment and Assumption of Agreements. Effective as of the Effective Time, the Company hereby assigns to NewHoldingCo, and NewHoldingCo hereby assumes and agrees to perform, all obligations of the Company pursuant to the Company Plans, each stock option agreement and restricted stock agreement entered into pursuant to the Company Plans, and each outstanding Company Award granted thereunder.

2.3          Reservation of Shares. On or prior to the Effective Time, NewHoldingCo will reserve sufficient shares of NewHoldingCo Common Stock to provide for the issuance of NewHoldingCo Common Stock upon exercise of the Company Awards outstanding under the Company Plans.

2.4          Registration Statement; Proxy/Prospectus.

2.4.1          As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Shareholders’ Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and NewHoldingCo shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and

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the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the shares of NewHoldingCo Common Stock to be issued to the shareholders of the Company as the Merger Consideration. Each of NewHoldingCo and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, NewHoldingCo shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of NewHoldingCo Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Proxy/Prospectus to its shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to the Company’s shareholders the Proxy/Prospectus in light of the date set for the Shareholders’ Meeting.

2.5          Meeting of Company Shareholders; Board Recommendation.

2.5.1          Meeting of Company Shareholders. The Company shall take all action necessary in accordance with the Corporation Act and its articles of incorporation and amended and restated bylaws to call, hold and convene a meeting of its shareholders at which the adoption of this Agreement shall be considered and voted on by the Shareholders (the “Shareholders’ Meeting”). The Shareholders’ meeting will be held no less than 20 nor more than 60 days following the distribution of the definitive Proxy/Prospectus to its shareholders. The Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger. The Company may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its shareholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of Company Common Stock voting in favor of the approval of this Agreement and the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting.

2.5.2          Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of NewHoldingCo Common Stock in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction pursuant to Section 16b-3 of the Exchange Act. Prior to the Effective Time, the Board of Directors of NewHoldingCo or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company or NewHoldingCo who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of NewHoldingCo Common Stock or options in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.

Article 3
CONDITIONS OF MERGER

3.1          Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment by the parties hereto at or prior to the Effective Time of each of the following conditions:

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3.1.1          The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of NewHoldingCo or the Company, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of NewHoldingCo or the Company, threatened by the SEC and not concluded or withdrawn.

3.1.2          This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company in accordance with the Corporation Act.

3.1.3          The NewHoldingCo Common Stock to be issued pursuant to the Merger shall have been approved for listing by The NASDAQ Global Market (“NASDAQ”).

3.1.4          No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

Article 4
COVENANTS

4.1          Listing of NewHoldingCo Common Stock. NewHoldingCo will use its reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the NASDAQ of the NewHoldingCo Common Stock issuable pursuant to the Merger.

4.2          The Plans. The Company and NewHoldingCo will take or cause to be taken all actions necessary or desirable in order to implement the assumption by NewHoldingCo pursuant to Section 2.2 of the Company Plans, each stock option agreement or restricted stock agreement entered into pursuant thereto, and each Company Award granted thereunder, all to the extent deemed appropriate by the Company and NewHoldingCo and permitted under applicable law.

4.3          Insurance. NewHoldingCo shall procure insurance or cause the execution, amendment or endorsement of the insurance policies of the Company such that, upon consummation of the Merger, NewHoldingCo shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

Article 5
TERMINATION AND AMENDMENT

5.1          Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of the Company or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and none of the Company, NewHoldingCo or EntertainmentCo or their respective security holders, directors or officers shall have any liability with respect to such termination and abandonment.

5.2          Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the Corporation Act, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

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Article 6
MISCELLANEOUS PROVISIONS

6.1          Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Minnesota.

6.2          Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.3          Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

6.4          Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.5          No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.

6.6          Tax Matters. Each of the Company and NewHoldingCo will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of Company Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANTERBURY PARK HOLDING CORPORATION, a Minnesota corporation

By:	/s/ Randall D. Sampson
Name: Randall D. Sampson
Title: Chief Executive Officer and President

NEW CANTERBURY PARK HOLDING CORPORATION, a Minnesota corporation

By:	/s/ Randall D. Sampson
Name: Randall D. Sampson
Title: Chief Executive Officer and President

CANTERBURY PARK ENTERTAINMENT LLC, a Minnesota limited liability company

By:	/s/ Randall D. Sampson
Name: Randall D. Sampson
Title: Chief Executive Officer and President

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Exhibit B

ARTICLES OF INCORPORATION
OF
NEW CANTERBURY PARK HOLDING CORPORATION

ARTICLE I

The name of this corporation shall be New Canterbury Park Holding Corporation.

ARTICLE II

The registered office of this corporation shall be located at 1100 Canterbury Road South, Shakopee, MN 55379.

ARTICLE III

The corporation is authorized to issue an aggregate total of Ten Million (10,000,000) shares of common stock with a stated par value of $.01 per share. All shares shall be of one class and one series, except that the Board of Directors, by its action, may establish more than one class or series.

ARTICLE IV

No shareholder of this corporation shall be entitled to any cumulative voting rights.

ARTICLE V

No shareholder of this corporation shall have any preferential, preemptive or other rights to subscribe for, purchase or acquire any shares of the corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VI

Any action required or permitted to be taken at a meeting of the Board of Directors of this corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present. Any action required or permitted to be taken at a meeting of the shareholders of this Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholder at which all the shareholder were present.

ARTICLE VII

The number of directors of this corporation shall be fixed in the manner provided in the Bylaws.

ARTICLE VIII

No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.76 of the Minnesota Statutes; (iv) for any transaction from which the director derives any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director that has not been eliminated by the provisions of this article.

If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the amended Minnesota Statutes.

ARTICLE IX

So long as this corporation owns or has a financial interest in a Regulated Business Entity, the following provisions shall apply to this corporation’s Equity Securities, with all capitalized terms used in this Article IX having the meanings respectively indicated below.

A.           Any Person or Group that becomes the Beneficial Owner of 5% or more of any class of this corporation’s Equity Securities or increases its beneficial ownership of any class of this corporation’s Equity Securities by 5% or more, within three days after the date such Person or Group becomes a 5% or more Beneficial Owner of such Equity Securities or increases its beneficial ownership of such Equity Securities 5% or more, shall provide this corporation with the identity of such Person or Group and such additional information as this corporation or a Regulated Business Entity is required to provide to the Commission under the Act.

B.           If any Person or Group becomes the Beneficial Owner of 5% or more of any class of this corporation’s Equity Securities or increases its beneficial ownership of any class of this corporation’s Equity Securities by 5% or more, and:

(1)	The ownership interest of such Person or Group is determined by the Commission to be detrimental to the public interest or integrity of horse racing in Minnesota or the Commission advises this corporation or the Regulated Business Entity that if

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such Person or Group continues to hold all or any portion of the Equity Securities it acquired, the Commission will suspend the Regulated Business Entity’s Class A or Class B License or take other action materially adverse to the Regulated Business Entity’s business, or

(2)	The Person or Group does not supply to the Commission within the time period specified by the Commission a certification with respect to the matters specified in Minnesota Statutes § 240.06, Subd.1(d) or rules or regulations issued thereunder (or any successor provision of Minnesota law and any related regulations), or

(3)	The Person or Group fails to provide to the Commission within the time period specified by the Commission any information which the Commission requests, or

(4)	The Board of Directors of this corporation shall in the exercise of its reasonable judgment determine that the Commission will suspend the Class A or Class B license issued to the Regulated Business Entity or take other action that could have a material adverse effect on the Regulated Business Entity’s business if such Person or Group continues to hold all or any portion of the Equity Securities it acquired, then, notwithstanding any other provision in these Articles, the corporation shall have the right, by action of its Board of Directors, to redeem all or any portion of the Equity Securities acquired by such Person or Group at any time at the lowest of (i) the price at which the Equity Securities were acquired, (ii) the book value per share of such Equity Securities based on this corporation’s most recent audited balance sheet prior to the date such Equity Securities were purchased, or (iii) the fair market value of such Equity Securities on the date this corporation receives notification that such Person or Group became the Beneficial Owner of 5% or more of this corporation’s Equity Securities or increased its beneficial ownership of such Equity Securities 5% or more.

C.           The terms and conditions of a redemption of Equity Securities pursuant to this Article IX shall be as follows:

(1)	The redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(2)	If this corporation elects to redeem less than all of the Equity Securities, the shares to be redeemed shall be selected in such manner as the Board of Directors determines, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner.

(3)	At least 30 days’ written notice of the Redemption Date must be given to the record holders of the shares selected to be redeemed (unless waived in writing by

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any such holder); but the Redemption Date may be the date on which written notice is given to record holders if the cash or Redemption Securities necessary to effect the redemption has been deposited in trust for benefit of the record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; and

(4)	From and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, that may be held by the Beneficial Owner(s) of shares of Equity Securities selected for redemption (including without limitation any rights to vote or participate in dividends declared on shares of the same class or series as such shares), will cease and terminate and they will thenceforth be entitled only to receive the cash and Redemption Securities payable upon redemption.

D.           Capitalized terms used in this Article IX will have the meanings provided below.

“Act” means Minnesota Statutes Chapter 240 and rules and regulations promulgated thereunder, as the same exists as of the filing of these Articles of Incorporation, or as will from time to time be amended hereafter, or any successor statute and regulations applicable to pari-mutuel horse racing and other wagering currently regulated by the Commission.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The term “registrant” as used in said Rule 12b-2 shall mean this corporation.

“Beneficial Owner” shall mean any person who, singly or together with any such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of Equity Securities (as determined pursuant to Rule 13d-3 or any successor rule of the Exchange Act).

“Commission” means the Minnesota Racing Commission or any successor governmental body authorized to regulate pari-mutuel horse racing and other wagering currently regulated by the Commission.

“Equity Securities” shall mean any common stock, preferred stock, special stock, or any other class or series of stock of this corporation.

“Group” shall have the meaning specified in Section 13(d)(3) of the Exchange Act or Rule 13d-5 or any successor rule under the Exchange Act.

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“Person” shall mean any natural person, corporation, firm, partnership, limited liability company, association, government, governmental agency, or any other business entity, whether acting in an individual, fiduciary, or any other capacity.

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any Equity Securities of this corporation pursuant to this Article IX.

“Redemption Securities” shall mean any debt or equity securities of this corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to this corporation), has a value, at the time notice of redemption is given pursuant to Paragraph C of this Article IX, at least equal to the price to be paid for the shares to be redeemed pursuant to section B of this Article IX (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

“Regulated Business Entity” means any business entity that this corporation owns or in which it has a financial interest that is subject to the provisions of the Act.

“Subsidiary” shall mean any business entity of which a majority of any class of equity security is beneficially owned by this corporation.

ARTICLE X

The name and address of the Incorporator is Richard A. Primuth, 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402.

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of October, 2015.

/s/ Richard A. Primuth
Richard A. Primuth, Incorporator

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Exhibit C

Information Supplied by the Gabelli Group

Canterbury Park Holding Corporation Information Statement
AMENDMENT 1
Supplied Pursuant to Minnesota Statutes Section 302A.671, Subd. 2

(a)                         This statement is being filed by the following persons: GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), MJG Associates, Inc. (“MJG Associates”), and Mario Gabelli (together, “Gamco and its affiliates”).

GGCP makes investments for its own account and is the manager and a member of GGCP Holdings which is the controlling shareholder of GBL. GBL, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business, including those named below.

GAMCO, a wholly-owned subsidiary of GBL, is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). GAMCO is an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations and others.

GSI, a majority-owned subsidiary of GBL, is an investment adviser registered under the Advisers Act and serves as a general partner or investment manager to limited partnerships and offshore investment companies and other accounts. As a part of its business, GSI may purchase or sell securities for its own account. GSI is a general partner or investment manager of a number of funds or partnerships, including Gabelli Associates Fund, L.P., Gabelli Associates Fund II, L.P., Gabelli Associates Limited, Gabelli Associates Limited II E, ALCE Partners, L.P., Gabelli Capital Structure Arbitrage Fund LP, Gabelli Capital Structure Arbitrage Fund Limited, Gabelli Intermediate Credit Fund L.P., Gabelli Japanese Value Partners L.P., GAMA Select Energy + L.P., GAMCO Medical Opportunities L.P., GAMCO Long/Short Equity Fund, L.P., Gabelli Multimedia Partners, L.P, Gabelli International Gold Fund Limited and Gabelli Green Long/Short Fund, L.P.

Gabelli Funds, a wholly owned subsidiary of GBL, is a limited liability company. Gabelli Funds is an investment adviser registered under the Advisers Act which provides advisory services for The Gabelli Equity Trust Inc., The Gabelli Asset Fund, The GAMCO Growth Fund, The Gabelli Convertible and Income Securities Fund Inc., The Gabelli Value 25 Fund Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli ABC Fund, The GAMCO Global Telecommunications Fund, The Gabelli Gold Fund, Inc., The Gabelli Multimedia Trust Inc., The Gabelli Global Rising Income & Dividend Fund, The Gabelli Capital Asset Fund, The GAMCO International Growth Fund, Inc., The GAMCO Global Growth Fund, The Gabelli Utility Trust, The GAMCO Global Opportunity Fund, The Gabelli Utilities Fund, The Gabelli Dividend Growth Fund, The GAMCO Mathers Fund, The Gabelli Focus Five Fund, The Comstock Capital Value Fund, The Gabelli Dividend and Income Trust, The Gabelli Global Utility & Income Trust, The GAMCO Global Gold, Natural Resources, & Income Trust, The GAMCO Natural Resources Gold & Income Trust, The GDL Fund, Gabelli Enterprise Mergers & Acquisitions Fund, The Gabelli SRI Fund, Inc., The Gabelli Healthcare & Wellness Rx Trust, The Gabelli Global Small and Mid

Cap Value Trust and Gabelli Value Plus+ Trust (collectively, the “Funds”), which are registered investment companies. Gabelli Funds is also the investment adviser to The GAMCO International SICAV (sub-fund GAMCO Merger Arbitrage), a UCITS III vehicle.

Teton Advisors, an investment adviser registered under the Advisers Act, provides discretionary advisory services to The TETON Westwood Mighty Mitessm Fund, The TETON Westwood Income Fund, The TETON Westwood Small Cap Equity Fund, and The TETON Westwood Mid-Cap Equity Fund.

Both Teton Advisors and Gabelli Funds, LLC act as investment advisors to registered investment companies (i.e. mutual funds). The mutual funds advised by Teton Advisors and Gabelli Funds that hold shares of Canterbury Park Holdings Corporation have fundamental investment policies which generally prohibit investing in the securities of a company for the purpose of exercising management or control, but each Fund will vote the securities it owns in its portfolio as a shareholder in accordance with its views.

MJG Associates provides advisory services to private investment partnerships and offshore funds. Mario Gabelli is the sole shareholder, director and employee of MJG Associates. MJG Associates is the Investment Manager of Gabelli International Limited and Gabelli Fund, LDC. Mario J. Gabelli is the general partner of Gabelli Performance Partnership, LP.

Mario Gabelli is the controlling stockholder, Chief Executive Officer and a director of GGCP and Chairman and Chief Executive Officer of GBL. Mario Gabelli is also a member of GGCP Holdings. Mario Gabelli is the controlling shareholder of Teton.

GAMCO is a New York corporation and GBL, GSI, and Teton Advisors are Delaware corporations, each having its principal business office at One Corporate Center, Rye, New York 10580. GGCP is a Wyoming corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. GGCP Holdings is a Delaware limited liability corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. Gabelli Funds is a New York limited liability company having its principal business office at One Corporate Center, Rye, New York 10580. MJG Associates is a Connecticut corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830.

(b) This Amendment 1 is supplied pursuant to Minnesota Statutes, Section 302A.671 with respect to Canterbury Park Holding Corporation (“Issuer”).

(c) Prior to this Amendment, GAMCO and its affiliates disclosed ownership in its Initial Information Statement of 1,014,252 shares or 24.03% of the Issuer’s shares outstanding.

(d) GAMCO and its affiliates currently own 1,058,960 or 25.08% of the Issuer’s shares outstanding, in a range of at least 20 percent but less than 33-1/3 percent.

The Issuer’s shares are held as follows:

Name	Shares of Common Stock	% of Class of Common

Gabelli Funds	186,550	4.42%
GAMCO Asset Management, Inc.	503,780	11.93%
MJG Associates	5,500.13%
Teton Advisors	353,100	8.36%
Gabelli Securities Inc.	10,000.24%

(e) GAMCO and its affiliates used approximately $460,000 of funds of investment advisory clients in the control share acquisition purchase reported in this Amendment No. 1. These purchases were made for investment purposes into the investment vehicles disclosed above. It is anticipated these securities would continue to be held similar to the Canterbury Park securities already held. GAMCO and its affiliates do not have any plans and do not presently intend to make any proposals to (1) liquidate or dissolve the Issuer, (2) sell all or a substantial part of Issuer’s assets, or merge it or exchange its shares with any other person, (3) change the location of Issuer’s principal place of business or its principal executive office or of a material portion of its business activities, (4) change materially Issuer’s management or policies of employment, (5) change materially Issuer’s charitable or community contributions or its policies, programs, or practices relating thereto, (6) change materially Issuer’s relationship with suppliers or customers or the communities in which it operates, or (7) make any other material change in Issuer’s business, corporate structure, management or personnel.

After reasonable inquiry, the information herein provided herein is true, complete and correct.

GGCP, Inc.

GGCP Holdings LLC

GAMCO Investors, Inc.

Gabelli Funds, LLC

GAMCO Asset Management Inc.

Teton Advisors, Inc.

Gabelli Securities, Inc.

MJG Associates, Inc.

Mario J. Gabelli

By
Name: David Goldman
Position: General Counsel
Company: Gabelli Funds, LLC

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against reasonable expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such person are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees or agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article IX of the Bylaws of the Company provides that the directors, officers and employees of the Company and other persons serving at the request of the Registrant shall be indemnified to the fullest extent permitted by Section 302A.521 of the Minnesota Business Corporation Act.

Item 21.     Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated by reference:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated March 1, 2016, among Canterbury Park Holding Corporation, a Minnesota corporation, New Canterbury Park Holding Corporation, a Minnesota corporation, and Canterbury Park Entertainment, LLC, a Minnesota limited liability company. (Attached as Exhibit A to the proxy statement/prospectus included in this registration statement and incorporated herein by reference).

3.1	Articles of Incorporation of New Canterbury Park Holding Corporation, a Minnesota corporation. (Attached as Exhibit B to the proxy statement/prospectus included in this registration statement and incorporated herein by reference).

3.2	Bylaws of New Canterbury Park Holding Corporation, a Minnesota corporation. *

3.3	Restated Articles of Incorporation of Canterbury Park Holding Corporation. *

3.4	Bylaws of Canterbury Park Holding Corporation. *

5.1	Opinion of Lindquist & Vennum LLP as to the validity of the shares being registered. *

8.1	Opinion of Lindquist & Vennom LLP regarding tax matters.

10.1**	Canterbury Park Holding Corporation Stock Plan. (Incorporated by reference to Exhibit 4.1 to the Form S-8 Registration Statement (No. 333-120377) filed with the SEC on November 10, 2004).

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10.2**	Canterbury Park Holding Corporation Annual Incentive Plan, incorporated by reference from Exhibit 99.1 to Form 8-K filed on April 5, 2016.

10.3**	Canterbury Park Holding Corporation Long Term Incentive Plan, incorporated by reference from Exhibit 99.2 to Form 8-K filed on April 5, 2016.

21	Subsidiaries

Canterbury Park Entertainment, LLC, a Minnesota limited liability company
Canterbury Development LLC, a Minnesota limited liability company

23.1	Consent of Wipfli, LLP.

23.2	Consent of Lindquist & Vennum LLP (included in Exhibits 5.1 and 8.1 ).

24.1	Power of Attorney. *

99.1	Form of Proxy Card.

*	Previously Filed

**	Management contract or compensatory plan.

Item 22.     Undertakings.

The undersigned registrant hereby undertakes:

(a)           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)          To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)          That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)          That every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the

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Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)          To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)           To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shakopee, State of Minnesota, on May 18 , 2016.

CANTERBURY PARK HOLDING CORPORATION, a Minnesota corporation

By:	/s/ Randall D. Sampson
Name:	Randall D. Sampson
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board	May 18, 2016
Curtis A. Sampson

*	Vice Chair and Director	May 18, 2016
Dale H. Schenian

*	Chief Executive Officer, President,	May 18, 2016
Randall D. Sampson	General Manager, Treasurer, and Director

*	Director	May 18, 2016
Patrick R. Cruzen

*	Director	May 18, 2016
Burton F. Dahlberg

*	Director	May 18, 2016
Carin J. Offerman

/s/ David C. Hansen	Chief Financial Officer* and Secretary	May 18, 2016
David C. Hansen

*Principal Accounting Officer

* The undersigned hearby signs this Registration Statement on behalf of the above-listed directors of Canterbury Park Holding Corporation pursuant to a power of Atorney executed by each director.

By */s/ Randall D. Sampson

Randall D. Sampson, Attorney-In-Fact

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated March 1, 2016, among Canterbury Park Holding Corporation, a Minnesota corporation, New Canterbury Park Holding Corporation, a Minnesota corporation, and Canterbury Park Entertainment, LLC, a Minnesota limited liability company. (Attached as Exhibit A to the proxy statement/prospectus included in this registration statement and incorporated herein by reference).

3.1	Articles of Incorporation of New Canterbury Park Holding Corporation, a Minnesota corporation. (Attached as Exhibit B to the proxy statement/prospectus included in this registration statement and incorporated herein by reference).

3.2	Bylaws of New Canterbury Park Holding Corporation, a Minnesota corporation. *

3.3	Restated Articles of Incorporation of Canterbury Park Holding Corporation, a Minnesota corporation. *

3.4	Bylaws of Canterbury Park Holding Corporation, a Minnesota corporation. *

5.1	Opinion of Lindquist & Vennum LLP as to the validity of the shares being registered. *

8.1	Opinion of Lindquist & Vennum LLP regarding tax matters.

10.1**	Canterbury Park Holding Corporation Stock Plan. (Incorporated by reference to Exhibit 4.1 to the Form S-8 Registration Statement (No. 333-120377) filed with the SEC on November 10, 2004).

10.2**	Canterbury Park Holding Corporation Annual Incentive Plan, incorporated by reference from Exhibit 99.1 to Form 8-K filed on April 5, 2016.

10.3**	Canterbury Park Holding Corporation Long Term Incentive Plan, incorporated by reference from Exhibit 99.2 to Form 8-K filed on April 5, 2016.

21	Subsidiaries

Canterbury Park Entertainment, LLC, a Minnesota limited liability company
Canterbury Development LLC, a Minnesota limited liability company

23.1	Consent of Wipfli LLP.

23.2	Consent of Lindquist & Vennum LLP (included in Exhibits 5.1 and 8.1 ).

24.1	Power of Attorney *

99.1	Form of Proxy Card.

*	Previously Filed

**	Management contract or compensatory plan.

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